Exhibit 10.11

CONFIDENTIAL

CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT

This CLINICAL TRIAL COLLABORATION AND SUPPLY AGREEMENT (this “Agreement”), made as of 25 June, 2019 (the “Effective Date”), is by and between GlaxoSmithKline LLC, a Delaware limited liability company, having a place of business at 1250 South Collegeville Road, Collegeville, PA 19426 (“GSK”) and SpringWorks Therapeutics, Inc., a Delaware corporation, having a place of business at 100 Washington Blvd., 5th Floor, Stamford, CT 06902 (“SpringWorks”). SpringWorks and GSK are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	WHEREAS, GSK is developing Belantamab Mafodotin, a humanized (IgG1) antibody drug conjugate that binds specifically to a B-cell maturation antigen for the treatment of multiple myeloma, other plasma cell clone disorders and B-cell malignancies (the “GSK Compound”);

B.	WHEREAS, SpringWorks is developing Nirogacestat, a gamma secretase inhibitor (GSI) which specifically downregulates NOTCH target gene expression and reduces cleavage of B-cell maturation antigen for the treatment of certain human tumors (the “SpringWorks Compound”);

C.	WHEREAS, GSK desires to sponsor a combination clinical trial combining the GSK Compound and the SpringWorks Compound to develop a combination therapy for the treatment of multiple myeloma on the terms and conditions set forth herein; and

D.	WHEREAS, SpringWorks desires to supply the SpringWorks Compound to GSK for use in connection with the conduct of such combination clinical trial on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1.	DEFINITIONS.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1	“Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party. The word “control” means (a) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities of a legal entity, or (b) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2	“Agreement” has the meaning set forth in the preamble.

1.3	“Applicable Law” means all federal, state, local, national and regional statutes, laws, rules, regulations and directives applicable to a particular activity hereunder, including performance of clinical trials, medical treatment and the processing and protection of personal and medical data, that may be in effect from time to time including those promulgated by the United States Food and Drug Administration (“FDA”), the European Medicines Agency (“EMA”) and any successor agency to the FDA or EMA or any agency or authority performing some or all of the functions of the FDA or EMA in any jurisdiction outside the United States or the European Union (each a “Regulatory Authority” and collectively, “Regulatory Authorities”), and including cGMP and GCP; Data Protection Laws; export control and economic sanctions regulations which prohibit the shipment of United States-origin products and technology to certain restricted countries, entities and individuals; anti-bribery and anti-corruption laws and regulations governing payments to healthcare providers, including the Physician Payment Sunshine Act and state gift laws, and the European Federation of Pharmaceutical Industries and Associations Disclosure Code; and any United States or other country’s or jurisdiction’s successor or replacement statutes, laws, rules, regulations and directives relating to the foregoing.

1.4	“Approved Vendor(s)” shall have the meaning given in Section 9.3.

1.5	“Bioanalytical Testing” shall have the meaning given in Section 9.3.

1.6	“Biomarkers” mean any naturally occurring molecule, gene or characteristic by which a particular pathological or physiological process can be identified and serially monitored during a therapeutic intervention, including blood (including cells, RNA and circulating multiple myeloma cells (CMMCs)), serum (including cytokines and sBCMA), plasma (including cfDNA), tissue and tumors (including FFPE bone marrow aspirate and biopsy Samples).

1.7	“Biomarker Testing” shall have the meaning given in Section 9.2.

1.8	“Business Day” means any day other than (a) a Saturday, Sunday or any public holiday in the country where the applicable obligations are to be performed; and (b) a day falling within the time period from and including 24 December up to and including 01 January.

1.9	“cGMP” means the current Good Manufacturing Practices officially published and interpreted by EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compounds. These include requirements set forth in FDA’s regulations at 21 CFR Parts 11, 210, 211 and 600, as applicable to the processing, manufacture, handling, receipt, packaging, labelling, release and distribution of products and services subject to this Agreement.

1.10	“Clinical Data” means all data (including raw data) and results generated under the Sub-Study, including all Sample Testing Results.

1.11	“Clinical Hold” means that (a) the FDA has issued an order to a Party pursuant to 21 CFR 312.42 to delay a proposed clinical investigation or to suspend an ongoing clinical investigation of the Combination Therapy or such Party’s Compound in the United States, or (b) a Regulatory Authority other than the FDA has issued an equivalent order to that set forth in (a) in any other country or group of countries.

1.12	“Clinical Quality Agreement” means that certain Clinical Quality Agreement entered into by the Parties pursuant to Section 11.1 hereof.

1.13	“Combination Therapy” means the use or method of using the GSK Compound and the SpringWorks Compound in combination, whether such administration is concomitant or sequential administration. For the avoidance of doubt, the Combination Therapy does not include any compounds other than the GSK Compound and the SpringWorks Compound.

1.14	“Compounds” means the GSK Compound and the SpringWorks Compound. A “Compound” means any of the GSK Compound or the SpringWorks Compound, as applicable.

1.15	“Confidential Information” means any information, Know-How or other proprietary information or materials, whether in written, visual, oral or electronic or any other format, both technical and non-technical, disclosed to one Party by the other Party pursuant to this Agreement or prior to the Effective Date or otherwise belonging to a Party pursuant to this Agreement and relating to matters contemplated by this Agreement, except to the extent that it can be established by the receiving Party that such information or materials: (a) were already known to the receiving Party, other than under an obligation of confidentiality, either (i) at the time of disclosure by the other Party, or (ii) if applicable, at the time that it was generated hereunder, whichever of (i) or (ii) is earlier, in each case as demonstrated by competent business records; (b) were generally available to the public or otherwise part of the public domain either (i) at the time of its disclosure to the receiving Party, or (ii) if applicable, at the time that it was generated hereunder, whichever of (i) or (ii) is earlier; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; (d) were disclosed to the receiving Party by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or (e) were subsequently independently developed by the receiving Party (or its Affiliates) without use of, or reference to, the Confidential Information as demonstrated by competent business records.

1.16	“CTA” means an application to a Regulatory Authority for purposes of requesting the ability to start or continue a clinical trial.

1.17	“Data Protection Law” means all applicable laws, rules and regulations, including the United States Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (“HIPAA”), the California Consumer Privacy Act of 2018 (“CCPA”) (to the extent applicable), and any supranational or national legislation relating to privacy and data protection, direct marketing or the interception or communication of electronic messages, in each case as amended, consolidated, re-enacted or replaced from time to time, including European Data Protection Laws.

1.18	“Data Security Breach” shall have the meaning given in Section 13.5.

1.19	“Data Sharing Schedule” means the schedule attached hereto as Schedule I.

1.20	“Data Subject” means an identified or identifiable natural person. An identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

1.21	“Database Lock” means that all Sub-Study data has been received and processed, all queries have been resolved, all external data (for example, lab results) have been integrated into the main Sub-Study database, the completion of the final quality audit ensuring that all Sub-Study data is present, correspondent and accurate and that the edit access of the Sub-Study database has been removed.

1.22	“Debarred” or “Debarment” means that a Party or any of its officers or directors or any other personnel (or other permitted agents of a Party hereunder) has been: (a) convicted of any of the offenses identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7 (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or listed as having an active exclusion in the System for Award Management (http://www.sam.gov); or (c) disqualified or proposed by FDA for disqualification from receiving investigational products, conducting clinical studies or providing any services in any capacity to a person that has an approved or pending drug product application or listed by any US Federal agency as being suspended, proposed for debarment, debarred, suspended, excluded or otherwise ineligible to participate in Federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/).

1.23	“Delivery” has the meaning given in Section 12.3.

1.24	“Dispute” has the meaning set forth in Section 30.2.

1.25	“Effective Date” has the meaning set forth in the preamble.

1.26	“EMA” has the meaning set forth in the definition of Applicable Law.

1.27	“EU Standard Contractual Clauses” means those standard contractual clauses issued by the European Commission that offer sufficient safeguards on data protection for Personal Data to be transferred internationally, which presently consist of two sets of standard contractual clauses for transfers from data controllers in the European Union to controllers established outside the European Union or European Economic Area (Decision 2001/497/EC and Decision 2004/915/EC) and one set of standard contractual clauses for transfers of Personal Data from controllers in the European Union to processors established outside the European Union or European Economic Area (Decision 2010/87/EU), in each case as amended, consolidated, re-enacted or replaced from time to time.

1.28	“European Data Protection Laws” means the General Data Protection Regulation 2016/679 (the “GDPR”), the e-Privacy Directive 2002/58/EC, the e-Privacy Regulation 2017/003 once it takes effect, and any relevant law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding instrument which implements, replaces, adds to, amends, extends, reconstitutes or consolidates such laws from time to time, including the Data Protection Act 2018 of the United Kingdom, in each case as amended, consolidated, re-enacted or replaced from time to time.

1.29	“FDA” has the meaning set forth in the definition of Applicable Law.

1.30	“Field” has the meaning given in Section 4.1.

1.31	“Final Sub-Study Report” has the meaning given in Section 6.7.

1.32	“GCP” means the Good Clinical Practices officially published by EMA, FDA and the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use (ICH) that may be in effect from time to time and are applicable to the testing of the Compounds, including the requirements set forth at 21 CFR Parts 50, 54, 56 and 312.

1.33	“Government Official” means (a) any officer or employee of a government or any department, agency or instrumentality of a government (which includes public enterprises and entities owned or controlled by the state); (b) any officer or employee of a public international organization such as the World Bank or United Nations; (c) any officer or employee of a political party or any candidate for public office; (d) any person defined as a government or public official under applicable local laws (including anti-bribery and corruption laws) and not already covered by any of the above; and/or; (e) any person acting in an official capacity for or on behalf of any of the above, including in each case any person with close family members who are Government Officials with the capacity, actual or perceived, to influence or take official decisions affecting GSK business. For the purposes of this definition, “government” means all levels and subdivisions of government, i.e. local, regional, national, administrative, legislative, executive, or judicial and royal or ruling families.

1.34	“GSK” has the meaning set forth in the preamble.

1.35	“GSK Background Intellectual Property” means any Intellectual Property Rights owned or controlled by GSK or an Affiliate of GSK that (a) exist as of the Effective Date of this Agreement or (b) arise outside of (i.e., is not made or conceived in or through) the design or performance of the Sub-Study or the use of or reliance upon the Licensed Clinical Data or the Confidential Information solely owned or controlled by SpringWorks or the SpringWorks Compound.

1.36	“GSK Background Patents” has the meaning given in Section 16.5(b).

1.37	“GSK Compound” has the meaning given in the Recitals hereto.

1.38	“GSK Invention” is defined in Section 16.1.

1.39	“GSK IPR” is defined in Section 16.1.

1.40	“GSK Regulatory Documentation” means any Regulatory Documentation pertaining to the GSK Compound that exists as of the Effective Date or that is created other than in connection with this Agreement.

1.41	“GSK-Related Compound” is defined in Section 16.4(b).

1.42	“HIPAA” has the meaning set forth in the definition of Data Protection Law.

1.43	“IND” means the Investigational New Drug Application filed or to be filed with the FDA as described in Title 21 of the U.S. Code of Federal Regulations, Part 312, and the equivalent application in the jurisdictions outside the United States, including an “Investigational Medicinal Product Dossier” filed or to be filed with the EMA.

1.44	“Intellectual Property Rights” means all patents, inventions (whether patentable or not), discoveries, rights in confidential information, Know-How and trade secrets (and any documents containing such confidential information, Know-How or trade secrets), trademarks and service marks, copyrights (including in computer software) (in each case whether registered or not), registered designs, design rights, contractual waivers of moral rights, rights in databases and collections of data, utility models and all similar property rights whether or not registered or registrable, designs, drawings, performances, computer programs, business or brand names, rights in domain names, metatags, goodwill or the style or presentation of goods or services and all similar property rights whether or not registered or registrable, including applications for protection, renewal or extension of any such rights, anywhere in the world and in each case whether subsisting now or in the future.

1.45	“Jointly Owned Sub-Study Invention” has the meaning set forth in Section 16.4(a).

1.46	“Joint Patent” means a patent, extension, registration, supplementary protection or certificate of the like that issues from a Joint Patent Application.

1.47	“Joint Patent Application” has the meaning set forth in Section 16.4(c).

1.48	“Know-How” means any proprietary invention, innovation, improvement, development, discovery, computer program, device, trade secret, method, know-how, process, technique or the like, including manufacturing, use, process, structural, operational and other data and information, whether or not written or otherwise fixed in any form or medium, regardless of the media on which contained and whether or not patentable or copyrightable, that is not generally known or otherwise in the public domain.

1.49	“Liability” has the meaning set forth in Section 22.1.

1.50	“Licensed Clinical Data” means all data (including raw data) and results generated under the Sub-Study which relates to the Combination Therapy or the SpringWorks Compound as a sole compound, including any Sample Testing Results relating to the Combination Therapy or the SpringWorks Compound as a sole Compound, but excluding any data (including Sample Testing Results) relating to the GSK Compound alone or use of the GSK Compound in combination with any other compound in the Field.

1.51	“Manufacture,” “Manufactured,” or “Manufacturing” means all activities of the manufacture of a Compound, including planning, purchasing, manufacture, processing, compounding, storage, filling, packaging, waste disposal, labelling, leafleting, testing, quality assurance, sample retention, stability testing, release, dispatch and supply, as applicable.

1.52	“Manufacturer’s Release” or “Release” means the certification of release of a production lot of a Compound in accordance with the Clinical Quality Agreement.

1.53	“Manufacturing Site” means the facilities where a Compound is Manufactured by or on behalf of a Party, as such Manufacturing Site may change from time to time in accordance with Section 12.6.

1.54	“Material Safety Issue” means a Party’s reasonable belief that there is an unacceptable risk for harm in humans based on: (a) pre-clinical safety data, including data from animal toxicology studies, or (b) the observation of serious adverse events in humans after a Party’s Compound, either as a single Compound or in combination with any other pharmaceutical agent (including the Combination Therapy), has been administered to or taken by humans.

1.55	“Mechanism of Action” means the specific biological and/or chemical interaction(s) through which a drug substance produces its pharmacological effect(s).

1.56	“Non-Conformance” has the meaning given to such term in the Clinical Quality Agreement.

1.57	“Party” has the meaning set forth in the preamble.

1.58	“Personal Data”, “Process”, “Processed” and “Processing” will be construed in accordance with the GDPR to the extent applicable. In all other instances, to the extent HIPAA applies, Personal Data means Protected Health Information subject to HIPAA.

1.59	“Pharmacovigilance Agreement” means that certain pharmacovigilance agreement entered into by the Parties pursuant to Article 10 hereof regarding safety-related activities in relation to the Compounds.

1.60	“Platform Study” means the clinical study conducted or sponsored by GSK under which one or more sub-studies (including the Sub-Study) are conducted to evaluate the combination of the GSK Compound and other compound(s) for the treatment of multiple myeloma, other plasma cell clone disorders and B-cell malignancies. For the avoidance of doubt, the Sub-Study investigating the Combination Therapy to be performed under this Agreement is for the treatment of relapsed and refractory multiple myeloma.

1.61	“Platform Study IND” has the meaning given in Section 6.3.

1.62	“Platform Study Protocol” means the written documentation which describes the Platform Study and sets forth specific activities to be performed as part of the Platform Study conduct.

1.63	“Protected Health Information” will be construed in accordance with HIPAA.

1.64	“Regulatory Approvals” means, with respect to a Compound, any and all permissions required to be obtained from Regulatory Authorities and any other competent authority for the development, registration, importation and distribution of such Compound in the United States, Europe or other applicable jurisdictions.

1.65	“Regulatory Authorities” has the meaning set forth in the definition of Applicable Law.

1.66	“Regulatory Documentation” means, with respect to a Party’s Compound, all submissions to Regulatory Authorities in connection with the development of such Compound and all INDs for such Compound and amendments thereto, including all drug master files, correspondence with regulatory agencies, periodic safety update reports, adverse event files, complaint files, inspection reports and manufacturing records, in each case together with all supporting documents (including documents that include clinical data).

1.67	“Related Agreements” means the Pharmacovigilance Agreement and the Clinical Quality Agreement.

1.68	“Right of Reference” means, with respect to SpringWorks, allowing the applicable Regulatory Authority in a country to have access to relevant information (by cross-reference, incorporation by reference or otherwise) contained in any Regulatory Documentation (and any data contained therein) filed with such Regulatory Authority with respect to the SpringWorks Compound, only to the extent necessary for the conduct of the Sub-Study in such country.

1.69	“Samples” means biological specimens collected from subjects participating in the Sub-Study, including urine, blood and tissue samples.

1.70	“Sample Testing” means the analyses that may be performed by GSK using the applicable Samples, as permitted in accordance with this Agreement, including Bioanalytical Testing and Biomarker Testing.

1.71	“Sample Testing Results” means those data and results arising from the Sample Testing.

1.72	“Specifications” means, with respect to a given Compound, the specifications for testing, release and stability of such Compound, as set forth in the applicable Regulatory Documentation for such Compound.

1.73	“SpringWorks” has the meaning set forth in the preamble.

1.74	“SpringWorks Background Intellectual Property” means any Intellectual Property Rights owned or controlled by SpringWorks or an Affiliate of SpringWorks that (a) exist at the Effective Date of this Agreement or (b) arise outside of (i.e., is not made or conceived in or through) the design or performance of the Sub-Study or the use of or reliance upon Licensed Clinical Data or the Confidential Information solely owned or controlled by GSK or the GSK Compound.

1.75	“SpringWorks Background Patents” has the meaning given in Section 16.5(a).

1.76	“SpringWorks Compound” has the meaning given in the Recitals hereto.

1.77	“SpringWorks Invention” is defined in Section 16.2.

1.78	“SpringWorks IPR” is defined in Section 16.2.

1.79	“SpringWorks-Related Compound” is defined in Section 16.4(b).

1.80	“SpringWorks Regulatory Documentation” means any Regulatory Documentation pertaining to the SpringWorks Compound that exists as of the Effective Date or that is created other than in connection with this Agreement.

1.81	“Sub-Study” means the clinical trial investigating the Combination Therapy for relapsed and refractory multiple myeloma to be performed under this Agreement and pursuant to the Sub-Study Protocol.

1.82	“Sub-Study Completion” means the last day on which Database Lock for the Sub-Study occurs.

1.83	“Sub-Study Inventions” means all inventions and discoveries, whether or not patentable, that are made or conceived by either Party, its Affiliates or subcontractors, in the design or performance of the Sub-Study and/or that are made or conceived by a Party, its Affiliates or subcontractors, through use of the Licensed Clinical Data.

1.84	“Sub-Study Protocol” means the written documentation agreed between the Parties which describes the Sub-Study and sets forth specific activities to be performed as part of the Sub-Study conduct, a summary of which is attached hereto as Appendix A.

1.85	“Sub-Study Regulatory Documentation” means any Regulatory Documentation pertaining to the Sub-Study whether created before, during or after the expiry of the term of this Agreement.

1.86	“Term” has the meaning given in Section 24.1.

1.87	“Third Party” means any person or entity other than GSK, SpringWorks or their respective Affiliates.

1.88	“Third Party License Payment” means any payments (e.g. upfront payments, milestones, royalties) due to any Third Party under license agreements or other written agreements granting rights to intellectual property owned or controlled by such Third Party to the extent that such rights are necessary for (a) the making, using or importing of a Party’s Compound for the conduct of the Sub-Study, or (b) the conduct of the Sub-Study.

2.	SCOPE OF THE AGREEMENT.

2.1	GSK agrees to Manufacture and supply the GSK Compound for purposes of the Sub-Study as set forth in Article 12. SpringWorks agrees to Manufacture and supply the SpringWorks Compound for purposes of the Sub-Study as set forth in Article 12. Without limiting the foregoing, each Party is responsible for obtaining all approvals (including facility licenses) that are required by the applicable Regulatory Authority to Manufacture its Compound in accordance with Applicable Law (provided that for clarity, GSK shall be responsible for obtaining Regulatory Approvals (other than the Manufacturing approvals for the SpringWorks Compound) for the Sub-Study as set forth in Sections 6.2 and 6.3).

2.2	Each Party shall have the right to delegate or subcontract any portion of its obligations hereunder to subcontractors, provided that SpringWorks’ right to so delegate or subcontract shall extend solely to its obligation to Manufacture the SpringWorks Compound. Each Party shall remain solely and fully liable for the performance of such subcontractors and shall ensure that its subcontractors performs its obligations pursuant to the terms of this Agreement. Each Party shall use reasonable efforts to obtain and maintain copies of documents relating to the obligations performed by such subcontractors.

2.3	Subject to Article 5, this Agreement does not create any obligation on the part of SpringWorks to provide the SpringWorks Compound for any activities other than the Sub-Study, nor does it create any obligation on the part of GSK to provide the GSK Compound for any activities other than the Sub-Study.

2.4	A summary of the Sub-Study Protocol has been agreed to by the Parties as of the Effective Date and is attached as Appendix A. GSK will further develop the Sub-Study Protocol in coordination with SpringWorks. After the Sub-Study Protocol has been mutually agreed by the Parties, it shall be deemed a part of this Agreement. Thereafter, subject to Section 9.2, GSK shall have the final decision-making authority regarding changes to the contents of the Sub-Study Protocol, provided that GSK shall not amend any part of the Sub-Study Protocol if such amendment relates to the dosing of the SpringWorks Compound, the dosing schedule for the SpringWorks Compound and/or safety measures for the SpringWorks Compound, without SpringWorks’ prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, and provided further that (i) such consent shall not be required for a change which does not relate to the dosing of the SpringWorks Compound, the dosing schedule for the SpringWorks Compound and/or safety measures for the SpringWorks Compound; and (ii) GSK shall provide prompt notice (but in any event no fewer than [***] Business Days before the sooner of the effective date of amendment or submission of the amendment to a Regulatory Authority) of every change to the Sub-Study Protocol to SpringWorks and a copy of the amended Sub-Study Protocol and shall consider in good faith any comments provided by SpringWorks with respect to such proposed amendment.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.5	GSK shall prepare the patient informed consent form for the Sub-Study (which shall include provisions designed to permit the lawful sharing of Samples and Licensed Clinical Data and the use of Samples in Sample Testing) in accordance with Applicable Law and in consultation with SpringWorks and shall consider SpringWorks’ comments in good faith; provided that SpringWorks shall provide the portion of the informed consent form relating to the SpringWorks Compound, which shall be prepared in accordance with Applicable Law and in respect of which SpringWorks shall consult with GSK (and all comments by GSK shall be considered by SpringWorks in good faith).

3.	COSTS OF SUB-STUDY.

3.1	The Parties agree:

(a)	all expenses in relation to the following provisions shall be borne or shared by the Parties as provided in the relevant Articles:

(i)	Manufacturing of the GSK Compound and SpringWorks Compound, according to Article 12; and

(ii)	any costs associated with Intellectual Property Rights, according to Article 16; and

(b)	if the conduct of the Sub-Study requires any Third Party License Payment, the Party required to make such payment shall be responsible for the same.

3.2	Subject to Section 3.1, GSK shall bear all other costs associated with the conduct of the Sub-Study, including the costs associated with the Regulatory Approvals for the Sub-Study (except for any costs associated with the Manufacture by SpringWorks of the SpringWorks Compound, in respect of which SpringWorks shall be solely responsible).

4.	EXCLUSIVITY.

4.1	Commencing on the Effective Date and continuing until [***] , SpringWorks and its Affiliates shall not directly or indirectly undertake any pre-clinical or clinical studies or supply or license the SpringWorks Compound to any Third Party in connection with any use of the SpringWorks Compound in the development or commercialization of any combination therapy using any agent that binds to a B-cell maturation antigen (BCMA) (the “Field”) other than in connection with the Sub-Study.

5.	FOLLOW ON STUDIES.

5.1	Within [***] days of the Sub-Study Completion (or at any earlier point agreed upon by the Parties), either Party shall have the option to propose new agreement(s) for the purpose of performing one or more additional studies of the Combination Therapy for the treatment of relapsed and refractory multiple myeloma, including phase II and phase III studies (including registration studies) (collectively, the “Follow On Studies”). In each such case, the Parties shall work in good faith, but will have no obligation, for up to a period of [***] days after each such proposal (such period to be extended for one additional period of [***] days upon written notice being provided by one Party the other Party, such notice to be provided no later than [***] days prior to expiry of the initial [***] day period), to reach agreement upon the details of such agreement(s) and such Follow On Study(ies), including development of protocols and identification of the study sponsor and other relevant terms (including any agreed right of reference for SpringWorks). Any agreement between the Parties for the conduct of the Follow On Study(ies) shall be set forth in written agreement(s) executed by the Parties and shall be on substantially the same terms and conditions as this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.2	If the Parties do not reach agreement on the terms for such Follow On Study, and one Party (“sponsoring Party”) but not the other Party (“nonparticipating Party”) wishes to proceed with any such Follow On Study, and the nonparticipating Party does not object to the protocol based on safety concerns, then the sponsoring Party may proceed with the Follow On Study. The nonparticipating Party shall use commercially reasonable efforts to [***], on reasonable [***], and the sponsoring Party shall [***] to the extent required for the [***]. The Parties shall [***], provided that the nonparticipating party’s [***].

5.3	Except as expressly set forth in this Article 5, GSK and SpringWorks have no obligation to renew or to extend this Agreement to any clinical study other than the Sub-Study, and nothing in this Agreement shall require either Party to enter into any new agreement with the other Party.

6.	CONDUCT OF THE SUB-STUDY.

6.1	Each Party shall act in good faith and perform and fulfil its respective activities under this Agreement in accordance with the Sub-Study Protocol, the terms of this Agreement and Applicable Law. Notwithstanding anything to the contrary contained herein, neither GSK nor SpringWorks shall employ or subcontract with any person or entity that is Debarred or otherwise ineligible for government programs for the performance of the Sub-Study or any other activities under this Agreement or the Related Agreements.

6.2	GSK shall, subject to the terms of the Sub-Study Protocol, the applicable terms of this Agreement and any Related Agreement, manage and be responsible for the conduct of the Sub-Study, including timelines and contingency planning, compiling, amending and filing all necessary Sub-Study Regulatory Documentation with Regulatory Authorities pursuant to the terms of this Article 6, maintaining and acting as the sponsor of record as provided in any Applicable Law, with responsibility, unless otherwise delegated in accordance with Applicable Law, for the Sub-Study and making all required submissions to Regulatory Authorities related thereto.

6.3	GSK will be the sponsor of the Sub-Study, which shall be conducted under the IND for the Platform Study (the “Platform Study IND”) in accordance with the Platform Study Protocol. GSK shall own the Platform Study IND. If a Regulatory Authority requests a separate IND for the investigation of the GSK Compound with the SpringWorks Compound for the Sub-Study, the Parties will meet and mutually agree on an approach to address such requirement. As between the Parties, GSK shall have the sole right and authority to make and submit filings regarding the Sub-Study to the Platform Study IND.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

6.4	As required by Applicable Law or a Regulatory Authority and otherwise upon GSK’s reasonable request, SpringWorks shall reasonably cooperate with GSK in good faith in support of GSK’s submissions to or interactions with Regulatory Authorities related to the Combination Therapy or the Sub-Study, including by participating in any discussions with any such Regulatory Authority regarding matters related to the Combination Therapy or the Sub-Study.

6.5	GSK shall provide to SpringWorks all Sub-Study information and documentation requested by SpringWorks and within GSK’s possession or control as reasonably required to enable SpringWorks to comply with any of its legal and regulatory obligations, or any request by any Regulatory Authority, related to the SpringWorks Compound.

6.6	GSK shall provide to SpringWorks copies of all Licensed Clinical Data, in electronic form or other mutually agreeable alternate form on the timelines specified in the Data Sharing Schedule or on mutually agreed timelines, provided that GSK has obtained all necessary consents required to lawfully share such Licensed Clinical Data. GSK shall use commercially reasonable efforts to obtain all patient authorizations and consents required under Data Protection Laws in connection with the Sub-Study to permit such sharing of Licensed Clinical Data with SpringWorks.

6.7	Without limiting the requirements of the foregoing Section 6.6, (a) within [***] Business Days after Database Lock for the Sub-Study, GSK shall provide SpringWorks with: (i) an electronic copy of the top-line report for the Sub-Study and (ii) an electronic first draft of the report for the Sub-Study following Sub-Study Completion in accordance with the results and analysis plan for the Sub-Study. SpringWorks shall review such first draft report and provide comments to GSK within [***] Business Days of the date on which it was sent by GSK, and GSK shall consider such comments in good faith; (b) if applicable, following review of the first draft pursuant to (a), any subsequent draft reports, which SpringWorks shall review and on which SpringWorks shall provide comments within [***] Business Days of the date on which it was sent by GSK. GSK shall consider such comments in good faith; and (c) a final version of the report (the “Final Sub-Study Report”) no later than [***] months following receipt of SpringWorks’ comments on (a) or (b), as applicable. GSK shall not include any statements in the Final Sub-Study Report relating to the SpringWorks Compound which have not been approved by SpringWorks.

6.8	SpringWorks will provide to GSK any data related to the SpringWorks Compound that is required for the conduct of the Sub-Study, whether generated by preclinical or clinical studies, and any associated documentation (including the current package insert for the SpringWorks Compound and the current investigator’s brochure for the SpringWorks Compound), that exists and is controlled by SpringWorks at the time of the Effective Date and any such data that becomes newly available and is controlled by SpringWorks during the Term in a timely manner, and will provide any updates thereto to GSK, in a timely manner, as reasonably required to conduct the Sub-Study, including to meet any regulatory requirements pertaining to the conduct of the Sub-Study, and to enable GSK to draft and update as necessary the investigator’s brochure for the Sub-Study. The foregoing obligation shall not apply to the extent SpringWorks’ compliance therewith would constitute a breach of an agreement between SpringWorks and any Third Party: (a) which is entered into prior to the Effective Date; or (b) which is entered into on or after the Effective Date, provided however that: (i) SpringWorks shall use commercially reasonable efforts to include a provision in such agreement that permits the sharing of data as set forth in this Section 6.8; and (ii) [***]; and (iii) [***]. SpringWorks represents and warrants that to its knowledge as at the Effective Date it is not a party to an agreement with any Third Party which would prohibit the sharing of data as set forth in this Section 6.8.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.	RIGHT OF REFERENCE

7.1	SpringWorks hereby grants to GSK and its Affiliates (including the right to sublicense to the (sub)licensees and subcontractors of the GSK Compound) a Right of Reference to the SpringWorks Regulatory Documentation (including the appropriate INDs and CTAs) for the sole purpose of enabling GSK, its Affiliates, (sub)licensees and subcontractors to apply for and maintain any and all Regulatory Approvals, required to conduct the Sub-Study in accordance with this Agreement. SpringWorks shall promptly provide to GSK or its nominee and FDA or other Regulatory Authorities all letters of authorization required to enable such Right of Reference. If SpringWorks’ CTA is not available in a given country, SpringWorks will file its CMC data with the Regulatory Authority for such country, referencing GSK’s CTA as appropriate (however, GSK shall have no right to directly access the CMC data).

7.2	Subject to Section 16.4(b), consistent with GSK’s ownership of all Clinical Data pursuant to Section 15.1, and without limiting the generality of the foregoing, SpringWorks acknowledges and agrees that GSK shall have the right to use and analyze the Clinical Data in connection with the independent development, commercialization or other exploitation of the GSK Compound (individually or in combination with other drugs and/or other pharmaceutical agents), for inclusion in the safety database for the GSK Compound and the Combination Therapy, and/or exercise by GSK of its rights under Section 7.1, which rights shall survive any expiration or termination of this Agreement.

8.	JOINT DEVELOPMENT COMMITTEE

8.1	The Parties shall form a joint development committee (the “Joint Development Committee” or “JDC”), made up of three (3) representatives of each of SpringWorks and GSK unless otherwise agreed (but in any event, the JDC shall be made up of an equal number of representatives from each Party), which shall have responsibility for coordinating all regulatory and other activities under, and pursuant to, this Agreement. Each Party shall designate a project manager (the “Project Manager”) who shall be responsible for implementing and coordinating activities, and facilitating the exchange of information between the Parties, with respect to the Sub-Study, and shall notify the other Party in writing regarding the name and contact details of the Project Manager promptly following the Effective Date. Other JDC members will be agreed by the Parties promptly following the Effective Date, but no later than five (5) Business Days prior to the first JDC meeting. The JDC shall meet for the first time after the Effective Date and prior to the Sub-Study initiation, and then no less than quarterly, or more or less often as agreed by the JDC, to provide an update on Sub-Study progress. Five (5) Business Days prior to any such meeting, the GSK Project Manager will provide a draft meeting agenda to the SpringWorks Project Manager for review and comment. [***] prior to any such meeting, the GSK Project Manager shall provide: (a) a final draft of the meeting agenda (incorporating any comments from the SpringWorks Project Manager) and (b) an update in writing to the SpringWorks Project Manager, which update shall contain information in reasonable detail about [***]. The minutes of each JDC meeting will be drafted by the meeting’s secretary and shall summarize discussion highlights, actions, and agreements. The draft minutes shall be circulated within three (3) business days of the JDC meeting by the GSK Project Manager, thereafter, the GSK Project Manager shall circulate a final version of such minutes to the JDC at least [***] Business Day in advance of the next JDC meeting. The first such secretary shall be the GSK Project Manager and thereafter the secretarial appointment shall alternate between the SpringWorks Project Manager and the GSK Project Manager.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

9.	SAMPLE TESTING.

9.1	GSK shall perform or have performed all Sample Testing and shall own all Samples and Sample Testing Results. Solely to the extent specified on the Data Sharing Schedule as being shared, GSK shall provide to SpringWorks the Sample Testing Results in electronic form or other mutually agreeable alternate form, on the timelines specified in the Data Sharing Schedule or as otherwise mutually agreed.

9.2	GSK shall perform Sample Testing of Biomarkers to the Sub-Study as set out in the Protocol as of the Effective Date and as may be agreed between the Parties during the Term of this Agreement (“Biomarker Testing”). The Parties shall discuss in good faith and may agree that GSK should [***]. GSK shall be responsible for directing and overseeing the conduct of any Biomarker Testing (including as may be mutually agreed after Effective Date). In the event that a Biomarker discovered or developed by SpringWorks may be relevant to the Sub-Study, then the Parties shall discuss and agree [***] and [***] to GSK. Any agreed Biomarker Testing (including as set out in the Protocol as of the Effective Date) shall be performed at GSK’s expense.

9.3	SpringWorks shall identify to GSK in writing its preferred vendor(s) for the conduct of bioanalytical testing relating to pharmacokinetic Samples from Sub-Study subjects as provided in the Sub-Study Protocol (the “Bioanalytical Testing”) on or by the Effective Date. GSK shall use commercially reasonable efforts to use such preferred vendor(s) for the Bioanalytical Testing, provided that such vendor(s) are approved in accordance with GSK’s internal due diligence processes and acceptable to GSK’s procurement and/or third party resourcing functions, as applicable (“Approved Vendor(s)”). [***]. The Bioanalytical Testing shall be conducted [***] and GSK shall be responsible for overseeing the conduct of such testing by the Approved Vendor(s). SpringWorks shall: (a) provide the necessary authorization for the Approved Vendor(s) to conduct the Bioanalytical Testing on behalf of GSK and for the delivery of the results of such testing to GSK so that the results may be included in the Final Sub-Study Report, and (b) authorize the Approved Vendor(s) to provide GSK with access to the validation report and method for the analysis of the SpringWorks Compound, in the case of both (a) and (b), no later than [***] days following the Effective Date.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.	PHARMACOVIGILANCE AGREEMENT.

10.1	The Parties (or their respective Affiliates) will use commercially reasonable efforts to execute the Pharmacovigilance Agreement within [***] days of the Effective Date, but in any event no later than the date the first dose of the SpringWorks Compound, is administered as part of the Sub-Study, to ensure the exchange of relevant safety data within appropriate timeframes and in appropriate format to enable the Parties to fulfil local and international regulatory reporting obligations and to facilitate appropriate safety reviews. In the event of a conflict between this Agreement and the Pharmacovigilance Agreement, the terms of the Pharmacovigilance Agreement shall control in relation to safety issues only. The Parties acknowledge that the execution of the Pharmacovigilance Agreement is a condition precedent to dosing of patients in the Sub-Study with the SpringWorks Compound.

11.	CLINICAL QUALITY AGREEMENT.

11.1	The Parties (or their respective Affiliates) will use commercially reasonable efforts to execute the Clinical Quality Agreement for the SpringWorks Compound within [***] days of the Effective Date, but in no event later than the date on which the first shipment of SpringWorks Compound is shipped to GSK or its nominee for use in the Sub-Study. The Parties acknowledge that the execution of the Clinical Quality Agreement is a condition precedent to the supply of Compound for the Sub-Study. In the event of a conflict between the terms of this Agreement and the terms of the Clinical Quality Agreement, the terms of the Clinical Quality Agreement shall govern in respect of technical quality issues only.

12.	SUPPLY AND USE OF THE COMPOUNDS.

12.1	Supply of the Compounds. GSK shall supply, or cause to be supplied, at its sole cost and expense, cGMP-grade quantities of the GSK Compound for use in the Sub-Study, and in accordance with the terms of this Article 12. SpringWorks shall supply, or cause to be supplied, at its sole cost and expense, cGMP-grade quantities of SpringWorks Compound for use in the Sub-Study, in the quantities and on the timelines set forth on Appendix B, and in accordance with the terms of this Article 12. In the event that GSK determines that the quantities of the SpringWorks Compound set forth on Appendix B are not sufficient to complete the Sub-Study, GSK shall notify SpringWorks, and the Parties shall agree in good faith on additional quantities of SpringWorks Compound to be provided to complete the Sub-Study and the schedule on which such additional quantities shall be provided. Each Party shall notify the other Party promptly in the event of any Manufacturing or supply issues, including any delay in supply of its Compound, that is reasonably likely to adversely affect the conduct or timelines of the Sub-Study as contemplated by this Agreement. Each Party shall, within [***] days of the Effective Date, provide to the other Party the name and contact details of a person responsible for assisting with coordinating, and facilitating the resolution of any issues or concerns arising in connection with the supply of its Compound under this Agreement. Notwithstanding the foregoing, or anything to the contrary herein, in the event that either Party is not supplying its Compound in accordance with the terms of this Agreement, or is allocating under Section 12.11, then the other Party shall have no obligation to supply its Compound, or may allocate proportionally. Each Party shall ensure that all activities conducted by such Party, its Affiliates and its permitted (sub)contractors and (sub)licensees under this Article 12 are conducted in compliance with cGMP, GCP and other Applicable Law and the Clinical Quality Agreement and applicable safety and environmental protocols.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.2	Minimum Shelf Life Requirements. Each Party shall supply its Compound hereunder with an adequate remaining shelf life at the time of Delivery to meet the Sub-Study requirements.

12.3	Delivery of Compounds.

(a)	SpringWorks will deliver, at its sole cost, the SpringWorks Compound DDP (INCOTERMS 2010) to GSK’s, or its designee’s location as specified by GSK (“Delivery” with respect to such SpringWorks Compound). Title and risk of loss for the SpringWorks Compound shall transfer from SpringWorks to GSK at Delivery. All costs associated with the subsequent transportation, warehousing and distribution to Sub-Study sites of SpringWorks Compound after Delivery takes place shall be borne by GSK. For the avoidance of doubt, if prior to Delivery the SpringWorks Compound for any reason or in any way becomes lost, damaged, destroyed or becomes unable to comply with applicable Specifications, SpringWorks shall be obligated to replace the same at its sole cost and to use commercially reasonable efforts to do so as soon as practicable in order to cause the least disturbance to the conduct and timelines of the Sub-Study.

(b)	GSK is solely responsible, at its sole cost, for supplying (including all Manufacturing, acceptance and release testing) the GSK Compound for the Sub-Study, and the subsequent handling, storage, transportation, warehousing and subsequent distribution to Sub-Study sites of the GSK Compound supplied hereunder. For purposes of this Agreement, the “Delivery” of a given quantity of the GSK Compound shall be deemed to occur when such quantity is packaged for shipment to a Sub-Study site.

12.4	Labelling and Packaging; Use of SpringWorks Compound. The Parties’ obligations with respect to the labelling and packaging of the GSK Compound and the SpringWorks Compound are as set forth in the Clinical Quality Agreement. Notwithstanding the foregoing or anything to the contrary contained herein, SpringWorks shall supply the SpringWorks Compound to GSK in the form of unlabelled, [***], and GSK shall be responsible for labelling and packaging such bottles for use in the Sub-Study. For the avoidance of doubt, GSK shall use such SpringWorks Compound solely to perform the Sub-Study and for no other purpose.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

12.5	Product Specifications. A certificate of analysis, and such other documentation as may be agreed to by the Parties and set forth in the Clinical Quality Agreement, shall accompany each shipment of the SpringWorks Compound to GSK in accordance with the terms of the Clinical Quality Agreement. SpringWorks shall be responsible for any failure of the SpringWorks Compound to meet the Specifications and shall replace any such SpringWorks Compound free of charge; provided that, to the extent that such failure is caused by GSK’s negligence or intentional misconduct in the shipping, storage or handling conditions after Delivery to GSK hereunder, GSK shall pay the actual cost of such replacement SpringWorks Compound without markup. Upon written request, GSK shall provide SpringWorks with a certificate of analysis covering each shipment of GSK Compound used in the Sub-Study.

12.6	Changes to Manufacturing. Each Party may make changes from time to time to its Compound or the Manufacturing Site in accordance with the Clinical Quality Agreement; provided that the intended changes would not require a submission, amendment or variation to the Platform Study IND or the Sub-Study, and provided further that the Party making such change provides the other Party with prior written notice of the intended changes. In the case of proposed changes to the Compound or the Manufacturing Site which would require a submission, amendment or variation to the Platform Study IND or the Sub-Study, the Party proposing such change shall provide prior written notice to the other Party of such intended changes, providing reasonable detail, and the Party receiving such notice shall consider such request in good faith.

12.7	Product Testing; Noncompliance. After Manufacturer’s Release of the SpringWorks Compound but prior to shipment to GSK, SpringWorks shall provide GSK with such certificates and documentation as described in the Clinical Quality Agreement. GSK shall, within the time defined in the Clinical Quality Agreement, perform (a) with respect to the SpringWorks Compound, the acceptance (including testing) procedures allocated to it under the Clinical Quality Agreement, and (b) with respect to the GSK Compound, the testing and release procedures allocated to it under the Clinical Quality Agreement.

12.8	Non-Conformance.

(a)	In the event that either Party becomes aware that any Compounds may have a Non-Conformance, despite any testing and quality assurance activities (including any activities conducted by the Parties under Section 12.7 (After Manufacturer’s Release)), such Party shall immediately notify the other Party in accordance with the procedures of the Clinical Quality Agreement. The Parties shall investigate any Non-Conformance in accordance with Section 12.10 (Investigations) and any discrepancy between them shall be resolved in accordance with Section 12.9 (Resolution of Discrepancies).

(b)	In the event any proposed or actual shipment of the SpringWorks Compound (or portion thereof) shall be agreed to have a Non-Conformance at the time of Delivery to GSK, then unless otherwise agreed to by the Parties, SpringWorks shall replace such SpringWorks Compound as is found to have a Non-Conformance. Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of GSK with respect to any SpringWorks Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such SpringWorks Compound as set forth in this Section 12.8(b), and (ii) indemnification under Article 22 (to the extent applicable) and (iii) termination of this Agreement pursuant to Section 24.2 (to the extent applicable, but subject to the applicable cure periods set forth therein), provided that, for clarity, GSK shall not be deemed to be waiving any of its rights to recall Compounds in accordance with the Clinical Quality Agreement. In the event that SpringWorks Compound is lost or damaged by GSK after Delivery, SpringWorks shall provide additional SpringWorks Compound (if available for the Sub-Study) to GSK; provided that GSK shall reimburse SpringWorks for the actual cost of such replaced SpringWorks Compound without markup.

(c)	GSK shall be responsible for, and SpringWorks shall have no obligations or liability with respect to, any GSK Compound supplied hereunder that is found to have a Non-Conformance. GSK shall replace any GSK Compound as is found to have a Non-Conformance. Unless otherwise agreed to by the Parties in writing, the sole and exclusive remedies of SpringWorks with respect to any GSK Compound that is found to have a Non-Conformance at the time of Delivery shall be (i) replacement of such GSK Compound as set forth in this Section 12.8(c) and (ii) indemnification under Article 22 (to the extent applicable).

12.9	Resolution of Discrepancies. If SpringWorks disagrees with any determination of Non-Conformance by GSK, such dispute shall be escalated to SpringWorks’ Head of CMC and GSK’s Director of Quality External Supply, North America, or such other persons as they may designate in writing. If such quality representatives cannot reach a resolution to the discrepancy, they shall escalate it to the head of quality of each Party for resolution. If each Party’s head of quality cannot reach a resolution, the dispute resolution procedure set out at Article 30 shall apply.

12.10	Investigations. The process for investigations of any Non-Conformance shall be handled in accordance with the provisions set forth in the Clinical Quality Agreement.

12.11	Shortage; Allocation. Without limiting its other obligations hereunder, in the event of a shortage of a Compound such that a Party reasonably believes that it will not be able to fulfil its supply obligations hereunder with respect to the Compound it is supplying, such Party will provide prompt written notice to the other Party thereof (including the reason for the shortage and the quantity of such Compound that such Party reasonably determines it will be able to supply) and, upon request, the Parties will promptly discuss such situation in good faith (including how the quantities of Compound that such Party is able to supply hereunder will be allocated within the Sub-Study).

12.12	Regulatory Responsibility. The responsibilities of the Parties with respect to communication and filings with Regulatory Authorities related to the Compounds supplied hereunder in connection with the Sub-Study will be as set forth in this Agreement, the Pharmacovigilance Agreement and the Clinical Quality Agreement entered into by the Parties or their Affiliates in connection herewith.

12.13	Records; Audit and Inspection Rights. GSK and SpringWorks will each keep complete and accurate records pertaining to the Manufacture, use and disposition, as applicable, of the relevant Compounds under this Agreement (in the case of GSK, comprising the GSK Compound and, after Delivery, the SpringWorks Compound, and in the case of SpringWorks, the SpringWorks Compound prior to Delivery (including storage, shipping (cold chain) and chain of custody activities)). Any records relating to the quality of the Compounds shall be kept in accordance with the terms of the Clinical Quality Agreement. Without limiting the rights of audit included within the Clinical Quality Agreement, upon the reasonable request of the other Party, each Party will make such records open to review by such other Party for the purpose of conducting investigations for the determination of Compound safety and/or efficacy and compliance with this Agreement with respect to the relevant Compound or as required by Applicable Laws; provided that (to the extent permitted by Applicable Laws) the auditing Party provides written notice setting out the reason for the audit no less than twenty (20) days in advance and any such review or audit is performed during business hours on a Business Day in the country where the audit takes place and with minimum disruption to the day-to-day activities of the audited Party.

12.14	Quality Control. GSK shall implement and perform operating procedures and controls for sampling, stability and other testing of the GSK Compound, and for validation, documentation and release of the GSK Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement. SpringWorks shall implement and perform operating procedures and controls for sampling, stability and other testing of the SpringWorks Compound, and for validation, documentation and release of the SpringWorks Compound and such other quality assurance and quality control procedures as are required by the Specifications, cGMPs and the Clinical Quality Agreement.

12.15	Recalls. Recalls of the Compounds shall be governed by the terms of the Clinical Quality Agreement.

12.16	VAT.

(a)	It is understood and agreed between the Parties that any payments made and any other consideration given under this Agreement are each exclusive of any value added or similar tax (“VAT”), which shall be added thereon as applicable and at the relevant rate. Subject to Section 12.16(b), where VAT is properly charged by the supplying Party and added to a payment made or other consideration provided (as applicable) under this Agreement, the Party making the payment or providing the other consideration (as applicable) will pay the amount of VAT properly chargeable only on receipt of a valid tax invoice from the supplying Party issued in accordance with the laws and regulations of the country in which the VAT is chargeable. Each Party agrees that it shall provide to the other Party any information and copies of any documents within its control to the extent reasonably requested by the other Party for the purposes of (i) determining the amount of VAT chargeable on any supply made under this Agreement, (ii) establishing the place of supply for VAT purposes, or (iii) complying with its VAT reporting or accounting obligations.

(b)	Where one Party or its Affiliate (the “First Party”) is treated as making supply of goods or services in a particular jurisdiction (for VAT purposes) for non-cash consideration, and the other Party or its Affiliate (the “Second Party”) is treated as receiving such supply in the same jurisdiction, thus resulting in an amount of VAT being properly chargeable on such supply, the Second Party shall only be obliged to pay to the First Party the amount of VAT properly chargeable on such supply (and no other amount). The Second Party shall pay such VAT to the First Party on receipt of a valid VAT invoice from the First Party (issued in accordance with the laws and regulations of the jurisdiction in which the VAT is properly chargeable). The Parties agree to (i) use their reasonable endeavors to determine and agree the value of the supply that has been made and, as a result, the corresponding amount of VAT that is properly chargeable, and (ii) provide to each other any information or copies of documents in their control as are reasonably necessary to evidence that such supply will take, or has taken, place in the same jurisdiction (for VAT purposes).

13.	CONFIDENTIALITY.

13.1	GSK and SpringWorks each agree to hold in confidence any Confidential Information of the other Party, and neither Party shall use Confidential Information of the other Party except to fulfil such Party’s obligations or to exercise its rights under this Agreement. For the avoidance of doubt, for the purposes of this Agreement, regardless of which Party discloses such Confidential Information to the other, (a) all GSK IPR and GSK Regulatory Documentation shall be Confidential Information of GSK and SpringWorks shall be deemed the receiving Party; (b) all SpringWorks IPR and SpringWorks Regulatory Documentation shall be Confidential Information of SpringWorks and GSK shall be deemed the receiving Party; and (c) (x) Licensed Clinical Data shall be treated as Confidential Information of both Parties and (y) all Clinical Data that is not Licensed Clinical Data shall be the Confidential Information of GSK, and in each case such Confidential Information shall not be disclosed by the other Party except as permitted by the terms of this Agreement or if required to be filed with or disclosed to a Regulatory Authority or included in a product’s label or package insert. Notwithstanding the foregoing, (a) Jointly Owned Sub-Study Inventions that constitute Confidential Information shall constitute the Confidential Information of both Parties and each Party shall have the right to use such Confidential Information consistent with this Article 13 and Articles 16 and 17 and (b) Sub-Study Inventions that constitute Confidential Information and that are solely owned by one Party shall constitute the Confidential Information of that Party and each Party shall have the right to use and disclose such Confidential Information consistent with this Article 13 and Articles 16 and 17.

13.2	Neither Party shall, without the prior written permission of the other Party, nor shall permit any of its employees, consultants, agents, permitted (sub)licensees and (sub)contractors (“Representatives”) to, disclose any Confidential Information of the other Party to any Third Party except to the extent disclosure is (a) required by Applicable Law, to prosecute or defend litigation or to comply with the rules or regulations of any securities exchange on which such Party’s stock is listed; (b) required in order to fulfil the receiving Party’s obligations under this Agreement or exercising the receiving Party’s rights to use and disclose such Confidential Information as expressly provided for in this Agreement and solely on a need-to-know basis; (c) necessary for the conduct of the Sub-Study and solely on a need-to-know basis; or (d) necessary for filing or prosecuting Joint Patent Applications and/or Joint Patents as permitted pursuant to Article 16; provided that, in the event of (a) above, the disclosing Party shall provide reasonable advance notice to the other Party before making such disclosure (to the extent permitted by Applicable Law) and endeavors in good faith to secure confidential treatment of such Confidential Information and/or reasonably assist the Party that owns such Confidential Information in seeking a protective order or other confidential treatment, and in the event of each of (b) and (c) above, any Representative or Third Party to whom such Confidential Information is disclosed is bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Agreement and the receiving Party remains liable for the compliance of such parties with such obligations.

13.3	Each receiving Party acknowledges that in connection with its and its Representatives’ or any Third Party’s examination of the Confidential Information of the disclosing Party, the receiving Party and its Representatives and relevant Third Parties may have access to material, non-public information, and that the receiving Party is aware, and will advise its Representatives and Third Parties who are informed as to the matters that are the subject of this Agreement, that securities laws may impose restrictions on the dissemination of such information and trading in securities when in possession of such information.

13.4	Notwithstanding any other provision of this Agreement GSK may, without SpringWorks’ consent, disclose Confidential Information to Affiliates, permitted (sub)licensees, contractors, IRBs, CROs, academic institutions, consultants, agents, and employees and contractors engaged by study sites and clinical trial investigators performing the Sub-Study, the data safety monitoring and advisory board relating to the Sub-Study, and Regulatory Authorities or other health authorities working with GSK on the Sub-Study, necessary for the Sub-Study, in each case solely to the extent necessary for the performance of the Sub-Study and provided such persons (other than governmental entities) are bound by an obligation of confidentiality and non-use at least as stringent as the obligations contained herein.

13.5	When transferring data, results and Confidential Information, all communications between GSK and SpringWorks will use encryption methods agreed to by the Parties. Upon discovering any suspected or actual unauthorized disclosure, loss or theft of Confidential Information or the results (a “Data Security Breach”), SpringWorks will send an e-mail to [***] notifying GSK, and upon discovering any suspected or actual Data Security Breach, GSK will send an e-mail to [***], notifying SpringWorks. The Parties shall work with each other in good faith to identify a root cause and remediate the Data Security Breach.

14.	DATA PROTECTION.

14.1	Disclosing Party Obligations. To the extent a Party (the “Disclosing Party”) discloses, transfers or otherwise makes available any Personal Data to the other Party (the “Receiving Party”) in connection with this Agreement, the Disclosing Party:

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(a)	shall, notwithstanding any other provision of this Agreement, use commercially reasonable efforts to: (i) ensure that the Personal Data cannot be used by the Receiving Party to identify a Data Subject and (ii) not provide the Receiving Party with any additional information (if any), including any key codes or any other mechanism or data, that may enable the Receiving Party to attribute the Personal Data to any identifiable Data Subjects;

(b)	has, to the best of its knowledge, complied with all applicable Data Protection Laws from time to time relating to the processing of the Personal Data; and

(c)	in the event that the Receiving Party receives a request from a Regulatory Authority in relation to any Personal Data transferred to the Receiving Party by the Disclosing Party, agrees to provide reasonable assistance to the Receiving Party to enable it to respond to the Regulatory Authority’s request which may involve contacting any clinical sites, investigators or other subcontractors of the Disclosing Party and providing additional information, with any and all reasonable costs incurred by the Disclosing Party arising from such support to be borne by the Receiving Party.

14.2	Independent Data Controllers. To the extent applicable, the Receiving Party and the Disclosing Party agree that (to the extent that any Personal Data is disclosed to the Receiving Party), for the purposes of Data Protection Law, each of the Receiving Party and the Disclosing Party is an independent data controller.

14.3	Fair Processing Notices. The Receiving Party further agrees that the Disclosing Party (to the extent that any Personal Data is disclosed to the Receiving Party) may delay the disclosure of specific Personal Data to the Receiving Party until the Disclosing Party has provided such additional fair processing information to Data Subjects in relation to the Receiving Party’s processing of such Personal Data or taken such other actions as the Disclosing Party reasonably believes to be required by Data Protection Law to enable the Disclosing Party to comply with its obligations thereunder. If a Party reasonably believes that additional fair processing information or actions are required to ensure either Party’s compliance with Data Protection Law from time to time, such Party shall notify the other Party and the Parties shall discuss in good faith what action, if any, is required to be taken provided that the Receiving Party agrees that, as between the Parties, the Disclosing Party shall have the sole right (but not the obligation) to communicate or procure the communication of fair processing information (including updating such fair processing information during the term of this Agreement) to Data Subjects, in a manner and form to be reasonably determined by the Disclosing Party in accordance with Data Protection Law, with any and all reasonable costs incurred by the Disclosing Party arising from such support to be borne by the Receiving Party.

14.4	Personal Data Transfers. Other than to countries approved, from time to time, as having equivalent protection for Personal Data as under European Data Protection Laws by the EC, the Receiving Party shall not process such Personal Data outside the EEA unless the Receiving Party complies with the data importer’s obligations set out in the EU Standard Contractual Clauses for transfers from data controllers in the European Union or European Economic Area, to the extent applicable to controllers established outside the European Union or European Economic Area pursuant to EU Commission Decision 2004/915/EC (as amended or replaced from time to time) (the “Controller to Controller Clauses”) which are hereby incorporated into and form part of this Agreement (and for the purposes of Annex B of such Controller to Controller Clauses, the Data Subjects, purpose of transfer, categories of data, recipients and categories of sensitive personal data shall be as set out in Sections 14.5 to 14.10 below).

14.5	Nature and Purpose of Sharing. The Personal Data is shared, on a controller to controller basis, solely for the purpose of conducting the Study in accordance with the terms of this Agreement and Applicable Laws, including the manufacture and supply of each Compound, and the development, administration and registration of the Combination Therapy. The sharing of the Personal Data is necessary for the purpose of the legitimate interests pursued by the Parties in conducting the Study and developing the Combination Therapy as contemplated by this Agreement.

14.6	Categories of Recipients. The Personal Data may only be onward transferred by the Receiving Party as permitted by and on the terms of this Agreement.

14.7	Duration of Sharing. As set out in this Agreement.

14.8	Types of Personal Data Shared. The Personal Data will include:

(a)	identification information, such as name, address, contact information and qualifications, relating to each Party’s personnel and those working on such Party’s behalf in connection with the conduct of the Study and the development of the Combination Therapy by the Parties in connection with this Agreement;

(b)	identification information, such as name, address and contact information, relating to each subject participating in the Study, in addition to; and

(c)	identification information, such as name, address, contact information and qualifications on healthcare professionals and investigators involved in the Study.

14.9	Special Category Personal Data Shared. The Personal Data will include any special categories of Personal Data, including medical records, ethnic or racial background, test results, results of physical examinations, samples, adverse effects and any other health information.

14.10	Categories of Data Subjects. The Personal Data will relate to Data Subjects including: (i) each Party’s personnel and those working on such Party’s behalf in connection with the Study; (ii) healthcare professionals and investigators involved in the Study; (iii) Study subjects and patients; and (iv) end users of the Compounds.

14.11	Data Minimization. Each Party acknowledges that each Party is under an obligation to ensure that the Personal Data they process and which the Disclosing Party discloses is limited to only that which is necessary for the purposes of the processing, therefore the Disclosing Party shall (to the extent that any Personal Data is disclosed to the Receiving Party), notwithstanding any other provision of this Agreement, use commercially reasonable efforts to transfer only that Personal Data which is required to facilitate the performance of this Agreement. If the Receiving Party reasonably believes that additional Personal Data is required to be disclosed to enable the performance of this Agreement, the Receiving Party shall notify the Disclosing Party and the Parties shall discuss in good faith whether such additional Personal Data will be disclosed by the Disclosing Party, taking into account the Disclosing Party’s obligations under applicable European Data Protection Laws, the potential for the provision of anonymized data in place of the requested Personal Data, and any actions which are required to be taken by either Party in connection with such requested disclosure.

14.12	Receiving Party Obligations. The Receiving Party shall, and shall cause its officers, employees, agents, attorneys, consultants, advisors and other representatives to:

(a)	process any Personal Data in accordance with Data Protection Law and solely for the purposes disclosed and purposes compatible under applicable Data Protection Law with the purposes disclosed to the relevant Data Subjects from time to time or as otherwise permitted by applicable Data Protection Law;

(b)	implement appropriate technical and organizational measures to ensure a level of security appropriate to the risk, taking into account the state of the art, the costs of implementation and the nature, scope, context and purpose of processing and promptly notify the Disclosing Party if any Personal Data is subject to any unauthorized or unlawful access, loss, destruction or damage; and

(c)	not further disclose the Personal Data to any Third Party (including, for clarity, any subcontractors) in a manner incompatible with the fair processing information provided to the relevant Data Subjects.

14.13	Data Subject Requests. In the event that either Party directly receives a request from a Data Subject for the rectification or erasure of such Personal Data (or any other request regarding Data Subjects exercising rights under any applicable European Data Protection Law) (a “Data Subject Request”), the Party receiving the request shall where appropriate pass on the details of the request to the other Party; and each Party shall provide the other any reasonable assistance as is required for the purposes of responding to the Data Subject Request in accordance with any applicable European Data Protection Law, which may involve contacting clinical sites, investigators or other subcontractors of the disclosing Party and providing additional information.

14.14	CCPA. To the extent that the CCPA is applicable to either Party: (i) such Party agrees to comply with all of its obligations under the CCPA; and (ii) in relation to any communication of “personal information” (as defined by the CCPA) from one Party to the other Party pursuant to this Agreement, the Parties agree that no monetary or other valuable consideration is being provided for such personal information and therefore neither Party is “selling” (as defined by the CCPA) personal information to the other Party.

15.	CLINICAL DATA OWNERSHIP & USE.

15.1	[***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

15.2	SpringWorks hereby assigns, and shall cause its Affiliates to so assign, to GSK, without additional compensation, such right, title and interest in and to any Clinical Data as is necessary to fully effect the ownership described in Section 15.1, and agrees to execute all instruments as may be reasonably necessary to effect the same.

15.3	Subject to Section 16.4(b), GSK hereby grants, and shall cause its Affiliates to so grant, to SpringWorks the right to use and disclose the Licensed Clinical Data for: (a) the development of the Combination Therapy; (b) to seek approval for or a change or expansion of the label indications for the SpringWorks Compound (individually or in combination with other drugs and/or pharmaceutical agents); (c) subject to Section 4.1, the development, commercialization or other exploitation of the SpringWorks Compound (individually or in combination with other drugs and/or pharmaceutical agents); (d) seeking regulatory approval for use of the SpringWorks Compound (individually or in combination with other drugs and/or pharmaceutical agents); and (e) filing, prosecuting, and enforcing patent applications and patents in accordance with Article 16; provided, however, that the foregoing shall not limit or restrict SpringWorks’ ability to (x) use or disclose the Licensed Clinical Data as may be necessary to comply with Applicable Laws, including as required to respond to regulatory queries, or with SpringWorks’ internal policies and procedures with respect to pharmacovigilance and adverse event reporting; or (y) share with Third Parties or Affiliates safety data where, due to severity, frequency or lack of reversibility, SpringWorks needs to use such safety data with respect to the SpringWorks Compound or the Combination Therapy to ensure patient safety.

16.	INTELLECTUAL PROPERTY.

16.1	Inventions Owned by GSK. The Parties agree that all rights to (a) GSK Background Intellectual Property and (b) Sub-Study Inventions solely relating to (i) the GSK Compound or (ii) GSK-Related Compound, are in each case the exclusive property of or shall be exclusively controlled by GSK (each such invention described in (i) and (ii) a “GSK Invention”, and together with the GSK Background Intellectual Property, the “GSK IPR”). As between the Parties, GSK shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for all GSK Background Intellectual Property and GSK Inventions. For the avoidance of doubt, any invention generically encompassing a GSK Compound (and not any SpringWorks proprietary compound including the SpringWorks Compound or SpringWorks-Related Compound) within its scope, even where such GSK Compound is not disclosed per se (each a “GSK-Related Invention”), is the exclusive property of GSK. For the avoidance of doubt, and subject to Article 15, any Intellectual Property Rights relating to Clinical Data shall be the exclusive property of or shall be exclusively controlled by GSK, [***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

16.2	Inventions Owned by SpringWorks. The Parties agree that all rights to (a) SpringWorks Background Intellectual Property and (b) Sub-Study Inventions relating to (i) the SpringWorks Compound or (ii) a SpringWorks-Related Compound, are in each case the exclusive property of SpringWorks (each such invention described in (i) and (ii) a “SpringWorks Invention”, and together with the SpringWorks Background Intellectual Property, the “SpringWorks IPR”). As between the Parties, SpringWorks shall be entitled to file in its own name relevant patent applications and to own resultant patent rights for all SpringWorks Background Intellectual Property and SpringWorks Inventions. For the avoidance of doubt, any invention generically encompassing a SpringWorks Compound (and not any GSK proprietary compound including the GSK Compound or GSK-Related Compound) within its scope, even where such SpringWorks Compound is not disclosed per se (each a “SpringWorks-Related Invention”), is the exclusive property of SpringWorks.

16.3	Each Party hereby assigns, and shall cause its Affiliates to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Sub-Study Inventions as is necessary to fully effect the ownership described in Sections 16.1 and 16.2, and agrees to execute all instruments as may be reasonably necessary to effect the same.

16.4	Joint Ownership and Prosecution.

(a)	Subject to Sections 16.1, 16.2 and 16.5, all rights to all Sub-Study Inventions relating to, or covering, [***] (GSI) (a “Jointly Owned Sub-Study Invention”) shall be owned jointly by GSK and SpringWorks. Each Party hereby assigns to the other Party a one-half, undivided interest under its right, title and interest in, to and under Jointly Owned Sub-Study Inventions. GSK and SpringWorks shall each be entitled to exploit the Jointly Owned Sub-Study Inventions solely in accordance with this Section 16.4, and without accounting or financial payment to the other Party and without the consent of the other Party. For those countries where a specific license is required for a joint owner of a Jointly Owned Sub-Study Invention to practice such Jointly Owned Sub-Study Invention in such countries, (i) SpringWorks hereby grants to GSK a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license under SpringWorks’ right, title and interest in and to all Jointly Owned Sub-Study Inventions to use such Sub-Study Inventions subject to and in accordance with the terms and conditions of this Agreement (including Section 16.4(b)), and (ii) GSK hereby grants to SpringWorks a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license under GSK’s right, title and interest in and to all Jointly Owned Sub-Study Inventions to use such Sub-Study Inventions in accordance with the terms and conditions of this Agreement (including Section 16.4(b)). For the avoidance of doubt, the terms of this Agreement do not provide GSK or SpringWorks with any rights, title or interest to or in or any license to the other Party’s background Intellectual Property Rights except as necessary to conduct the Sub-Study and as expressly set forth in this Article 16.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)	Each Party shall have the right to freely exploit each Jointly Owned Sub-Study Invention and the Licensed Clinical Data, both within and outside the scope of the Sub-Study, without accounting to or any other obligation to the other Party; provided, however, that (A) SpringWorks may not exploit the Jointly Owned Sub-Study Invention nor the Licensed Clinical Data, directly or indirectly, to research, develop or commercialize (i) a compound [***] (each such compound a “GSK-Related Compound”) or (ii) [***], and (B) GSK may not exploit the Jointly Owned Sub-Study Invention nor the Licensed Clinical Data, directly or indirectly, to research, develop or commercialize (i) a compound [***] (each such compound a “SpringWorks-Related Compound”) or (ii) [***]. Notwithstanding the foregoing, each Party shall have the right to practice each Jointly Owned Sub-Study Invention and the right to use the Licensed Clinical Data in performing its obligations and exercising its rights under this Agreement. For clarity, nothing in this Section 16.4(b) shall restrict or prevent GSK or SpringWorks from directly or indirectly, researching, developing or commercializing a GSK-Related Compound or SpringWorks-Related Compound, without the use of the Jointly Owned Sub-Study Inventions or the Licensed Clinical Data.

(c)	Promptly following the Effective Date, but in any event as soon as practicable after the discovery of a Jointly Owned Sub-Study Invention, patent representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Sub-Study Inventions which may arise. In particular, the Parties shall discuss which Party will file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, re-examination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Sub-Study Invention (each, a “Joint Patent Application”), and whether the Parties wish to appoint patent counsel that is mutually acceptable to both Parties, and in which territories such patent applications will be filed. In any event, the Parties shall consult and reasonably cooperate with one another in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such patent application; provided, however, that GSK shall have final say in patenting strategy, and prosecution, of any Joint Patent Application. Costs of filing, prosecuting, and maintaining Joint Patent Applications and resulting patents and any associated expenses shall be divided equally by the Parties (50/50). Neither Party will be obligated for costs, or any portion thereof, for filing, prosecuting, and maintaining Joint Patent Applications and Joint Patents in other jurisdictions without prior agreement by the Parties; provided, however, that in the event that a Party does not agree to share equally the costs for filing, prosecuting, and maintaining a Joint Patent Application in a particular jurisdiction, such Party shall not have any rights to (i) enforce any patents arising from such Joint Patent Application in such jurisdiction (other than in connection with Section 16.4(d)) or (ii) share in any revenues received by the other Party from the enforcement (except for reimbursement of reasonable out-of-pocket costs, including attorneys’ fees, incurred by such Party in connection with Section 16.4(d)) or license of any such patents or Joint Patent Application. In the event that one Party (the “Filing Party”) wishes to file a patent application for a Jointly Owned Sub-Study Invention and the other Party (the “Non-Filing Party”) does not want to file a patent application for such Jointly Owned Sub-Study Invention or does not want to file in a particular country, the Non-Filing Party shall assign its undivided half-interest in such Jointly Owned Sub-Study Invention to the Filing Party and shall execute in a timely manner and at the Filing Party’s reasonable expense a power of attorney and any additional documents (in such country or all countries, as applicable) as may be reasonably necessary to give effect to the assignment and allow the Filing Party to file and prosecute such patent application, and the Non-Filing Party shall cease to have payment obligations or any rights in relation thereto. If a Party (the “Opting- out Party”) wishes to discontinue the prosecution and maintenance of a Joint Patent Application or Joint Patent (in one or more countries), the other Party, at its sole option (the “Continuing Party”), may continue such prosecution and maintenance. In such event, the Opting-out Party shall assign its undivided half-interest in such Joint Patent Application and any Joint Patents issuing therefrom to the Continuing Party, and execute in a timely manner and at the Continuing Party’s reasonable expense a power of attorney and any additional documents (in such country or all countries, as applicable) as may be necessary to give effect to the assignment and allow the Continuing Party to prosecute and maintain such Joint Patent Application or Joint Patent, and the Opting-Out Party shall cease to have payment obligations or any rights in relation thereto.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)	GSK shall have the first right to initiate legal action to enforce all Joint Patents against infringement by any Third Party where such infringement results from the development, promotion or sale of a GSK-Related Compound, but not a SpringWorks-Related Compound, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that GSK fails to initiate or defend such action within [***] days after being first notified of such infringement, or [***] days before the expiration for filing such action or responding, whichever comes first, SpringWorks shall have the right to do so at its sole expense. Similarly, SpringWorks shall have the first right to initiate legal action to enforce all Joint Patents against infringement or misappropriation by any Third Party where such infringement results from the development, promotion or sale of a SpringWorks-Related Compound, but not a GSK-Related Compound, or to defend any declaratory judgment action relating thereto, at its sole expense. In the event that SpringWorks fails to initiate or defend such action within [***] days after being first notified of such infringement, or [***] days before the expiration for filing such action or responding, whichever comes first, GSK shall have the right to do so at its sole expense. With respect to any infringement resulting from the development, promotion or sale of the Compounds together or any combination of a GSK-Related Compound and a SpringWorks-Related Compound, the Parties shall agree on terms pursuant to which the Parties shall (i) coordinate legal action to enforce all Joint Patents against such infringement and any settlement thereto, (ii) defend any declaratory judgment action relating thereto, and (iii) determine the allocation of the costs and expenses of such litigation.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(e)	If one Party brings any prosecution or enforcement action or proceeding against a Third Party with respect to any Joint Patent, the second Party agrees to be joined as a party plaintiff where necessary and to give the first Party reasonable assistance and authority to file and prosecute the suit. The costs and expenses of the Party bringing suit under this Section 16.4(e) shall be borne by such Party, and any damages or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall be first applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) any remaining proceeds shall be shared by the Parties in proportion based on their relative contributions to the total costs and expenses of the litigation, including any costs and expenses of a Party to enforce any solely- owned patents. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 16.4(e) may not be entered into without the consent of the Party not bringing the suit (such consent not to be unreasonably withheld or delayed). Furthermore, the Party not bringing the suit shall not offer the defendant in such suit any license under the Joint Patent(s) without the consent of the Party bringing the suit.

16.5	Mutual Freedom to Operate.

(a)	SpringWorks hereby grants to GSK a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license to (i) any patent owned or controlled by SpringWorks which (A) has a priority claim that is earlier than the initiation of the Sub-Study (i.e., first dosing of the first patient in the Sub-Study) and (B) specifically claims or covers the Combination Therapy (“SpringWorks Background Patents”) and (ii) [***] each in order to practice such Combination Therapy for all purposes, provided, however, that in no event shall GSK have the right to exploit any SpringWorks Background Patents to develop, manufacture or commercialize the SpringWorks Compound or a SpringWorks- Related Invention, either alone or as part of a combination (including the Combination Therapy). This license shall not be transferable or sublicensable to any Third Party except to Affiliates of GSK and Third Parties engaged in developing, manufacturing or marketing GSK Compound for or on behalf of its Affiliates.

(b)	GSK hereby grants to SpringWorks a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license to (i) any patent owned or controlled by GSK which (A) has a priority claim that is earlier than the initiation of the Sub-Study (i.e., first dosing of the first patient in the Sub-Study) and (B) specifically claims or covers the Combination Therapy (“GSK Background Patents”) and (ii) [***] each in order to practice the Combination Therapy for all purposes, provided, however, that in no event shall SpringWorks have the right to exploit any GSK Background Patents to develop, manufacture or commercialize the GSK Compound or a GSK-Related Compound, either alone or as part of a combination (including the Combination Therapy). This license shall not be transferable or sublicensable to any Third Party except to Affiliates of SpringWorks and Third Parties engaged in developing, manufacturing or marketing SpringWorks Compound for or on behalf of its Affiliates.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)	Except as expressly provided in Section 16.4(c), and in furtherance and not in limitation of Article 13, each Party agrees to make no patent application based on or comprising the other Party’s Confidential Information and to give no assistance to any Third Party for such application without the other Party’s prior written authorization.

(d)	For clarity, the terms of this Agreement do not provide (i) GSK with any rights, title or interest in or any license to the SpringWorks Background Intellectual Property except as necessary to conduct the Sub-Study or as expressly provided under Section 16.5(a), and (ii) SpringWorks with any rights, title or interest in or any license to GSK Background Intellectual Property except as expressly provided under Section 16.5(b).

16.6	Reprints. Consistent with applicable copyright and other laws, each Party may use, refer to, and disseminate reprints of scientific, medical and other published articles and materials from journals, conferences and/or symposia relating to the Sub-Study which disclose the name of a Party, provided such use does not constitute an endorsement of any commercial product or service by the other Party.

17.	PUBLICATIONS.

17.1	GSK will register the Sub-Study with the Clinical Trials Registry located at www.clinicaltrials.gov and is committed to timely publication of the results following Sub-Study Completion, after taking appropriate action to secure Intellectual Property Rights (if any, in accordance with Article 16) arising from the Sub-Study. The publication of the results of the Sub-Study will be in accordance with the Sub-Study Protocol. [***].

17.2	GSK shall use reasonable efforts to publish or present scientific papers dealing with the Sub-Study in accordance with accepted scientific practice.

17.3	The Parties agree that prior to submission of the results of the Sub-Study for publication or presentation or any other dissemination of results including oral dissemination, the publishing Party shall invite the other to comment on the content of the material to be published or presented according to the following procedure:

(a)	At least [***] days prior to submission for publication of any paper, letter or any other publication, or [***]days prior to submission for presentation of any abstract, poster, talk or any other presentation, the publishing Party shall provide to the other Party the full details of the proposed publication or presentation in electronic version (CD-ROMs or email attachment). Upon written request from the other Party, the publishing Party agrees not to submit data for publication/presentation for an additional [***] days in order to allow for actions to be taken to preserve rights for patent protection.

(b)	The publishing Party shall give reasonable consideration to any request by the other Party made within the periods mentioned in clause (a) above to modify the publication.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)	The publishing Party shall remove all Confidential Information requested by the other Party before finalizing the publication.

(d)	In the event of a disagreement as to content, timing and/or venue or forum for any disclosure, publication or presentation of the Sub-Study results, such dispute shall be referred to the Project Managers (or their respective designees) to be resolved by way of good faith discussions for a period of [***] days following such referral; provided that, the publishing Party may proceed with the disclosure, publication or presentation provided that such disclosure, publication or presentation is consistent with its internal publication guidelines and customary industry practices for the publication of similar data and does not disclose the Confidential Information of the other Party (other than the Licensed Clinical Data). Authorship of any publication shall be determined based on the accepted standards used in peer-reviewed academic journals at the time of the proposed disclosure, publication or presentation.

(e)	SpringWorks shall not publish, for any purpose, the results of the Sub-Study without the prior written approval of GSK, which approval shall be obtained in accordance with the procedure set forth in Sections 17.3(a) through 17.3(c) and shall not be unreasonably withheld.

17.4	SpringWorks may issue a press release in the form attached hereto as Appendix C provided, however, that SpringWorks shall notify [***] Business Days in advance of such press release.

17.5	Each Party agrees to identify the other Party and acknowledge the other Party’s support and contributions in any permitted press release and any other permitted publication or presentation of the results of the Sub-Study.

18.	USE OF NAME.

18.1	Except as otherwise provided herein, neither Party shall have any right, express or implied, to use in any manner the name or other designation of the other Party or any other trade name, trademark or logo of the other Party for any purpose in connection with the performance of this Agreement.

19.	REPRESENTATIONS AND WARRANTIES; DISCLAIMERS.

19.1	Each of GSK and SpringWorks represents and warrants to the other that it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder.

19.2	GSK hereby represents and warrants to SpringWorks that, at the time of Delivery of the GSK Compound, such Compound shall have been Manufactured in compliance with: (a) the Specifications for the GSK Compound; and (b) all Applicable Law, including cGMP and health, safety and environmental protections.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

19.3	SpringWorks hereby represents and warrants to GSK that, at the time of Delivery of the SpringWorks Compound, such SpringWorks Compound shall have been Manufactured in compliance with: (a) the Specifications for the SpringWorks Compound; (b) the Clinical Quality Agreement; and (c) all Applicable Law, including cGMP and health, safety and environmental protections.

19.4	Each Party represents and warrants to the other Party that, to its knowledge, it is not aware of any pending or threatened litigation (and has not received any communication) that alleges that its activities related to this Agreement have violated, or that by conducting the activities as contemplated in this Agreement it would violate, any of the Intellectual Property Rights of any Third Party (after giving effect to the license grants in this Agreement).

19.5	Each Party represents and warrants to the other Party that, to its knowledge, all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other persons required to be obtained by such Party in connection with the performance of its obligations under this Agreement have been obtained or will be obtained prior to such performance.

19.6	Each Party represents and warrants to the other Party that it shall comply with all Applicable Law of the country or other jurisdiction, or any court or agency thereof, applicable to the performance of its activities hereunder or any obligation hereunder, including those pertaining to the production and handling of therapeutic drug products, such as those set forth by Regulatory Authorities, as applicable, and the applicable terms of this Agreement in the performance of its obligations hereunder.

19.7	Each Party shall comply with its respective obligations under any agreements entered into by it with a Third Party under which it is licensed any Intellectual Property Rights or Confidential Information relating to a Compound (and not to voluntarily terminate same) to the extent necessary for the Sub-Study to be conducted and completed in accordance with the terms of this Agreement and for the other Party to receive the rights and benefits provided to it under this Agreement.

19.8	GSK DOES NOT UNDERTAKE THAT THE SUB-STUDY SHALL LEAD TO ANY PARTICULAR RESULT, NOR IS THE SUCCESS OF THE SUB-STUDY GUARANTEED. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY USE THAT THE OTHER PARTY MAY MAKE OF THE LICENSED CLINICAL DATA NOR FOR ADVICE OR INFORMATION GIVEN IN CONNECTION THEREWITH.

19.9	EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 19, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, WITH RESPECT TO ITS COMPOUND.

19.10	Each Party hereby represents and warrants that it has not employed or otherwise used in any capacity and will not employ or otherwise use in any capacity, the services of any person that has been Debarred in performing any portion of the Sub-Study or other activities under this Agreement or the Related Agreements and that this warranty may be relied upon in any applications to a Regulatory Authority. It is understood and agreed that this warranty imposes a continuing obligation on each Party to notify the other in writing immediately if any such Debarment occurs or comes to its attention, and each Party shall, with respect to any person so Debarred, promptly remove such person from performing in any capacity related to the Sub-Study or otherwise related to activities under this Agreement or the Related Agreements.

20.	ANTI-CORRUPTION

20.1	Each Party agrees that it:

(a)	shall comply at all times with Applicable Law;

(b)	has not, and covenants that it shall not, in connection with the performance of this Agreement, directly or indirectly make, promise, authorize, ratify or offer to make, or request, receive, or agree to receive or take any act in furtherance of, any payment or transfer of anything of value (i) for the purpose of influencing, inducing or rewarding any act, omission or decision to secure an improper advantage; (ii) for the purpose of improperly assisting it in obtaining or retaining business; or (iii) with the purpose or effect of committing an act of bribery; and

(c)	warrants that it has taken reasonable measures to prevent subcontractors, agents or any other Third Parties subject to its control or determining influence from committing any of the acts described in Section 20.1(b), and for the avoidance of doubt, the activities described above shall include facilitating payments which are unofficial or improper and small payments or gifts offered or made to Government Officials to secure or expedite a routine or necessary action.

20.2	Except as required by Applicable Law, or in the ordinary course of business, including audits and inspections of SpringWorks facilities by Regulatory Authorities, SpringWorks shall not contact, or otherwise knowingly meet with any Government Official for the purpose of discussing activities arising out of or in connection with this Agreement, without the prior written approval of GSK and, when requested by GSK, only in the presence of a GSK designated representative.

20.3	SpringWorks shall inform GSK in writing, if, during the course of this Agreement, it is convicted of or pleads guilty to a criminal offence involving fraud or corruption, or becomes the subject of any government investigation for such offenses, or is listed by any government agency as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for government programs.

20.4	SpringWorks represents and warrants that except as disclosed to GSK in writing prior to the commencement of this Agreement: (a) to its knowledge, none of their significant shareholders (>25% shareholding) or senior management have influence over GSK’s business; (b) to its knowledge, no significant shareholders (>25% shareholding), members of senior management team, members of the Board of Directors, or key individuals who will be responsible for the provision of goods / services, are currently or have been in the past two years a Government Official with actual or perceived influence which could affect GSK business; (c) it is not aware of any immediate relatives (e.g. spouse, parents, children or siblings) of the persons listed in the previous subsection (b) having a public or private role which involves making decisions which could affect GSK business or providing services or products to, or on behalf of GSK; (d) it does not have any other interest which directly or indirectly conflicts with its proper and ethical performance of this Agreement; and (e) it shall maintain arm’s length relations with all third parties with which it deals for or on behalf of GSK in performance of this Agreement. SpringWorks shall inform GSK in writing at the earliest possible opportunity of any conflict of interest as described in this Section 20.4 that arises during the performance of this Agreement.

20.5	GSK shall have the right once per calendar year during the term of this Agreement to conduct an audit of SpringWorks’ books and records related to this Agreement solely as and to the extent reasonably required to monitor compliance with the terms of Article 20, provided that GSK shall be permitted to conduct more frequent audits to the extent GSK reasonably believes that SpringWorks is not complying with the terms of this Article 20 and further provided that such audits shall be conducted during normal business without unreasonable disruption to SpringWorks business. SpringWorks shall reasonably cooperate with such audit. The audit shall be conducted by an independent professional firm proposed by GSK and acceptable to SpringWorks. Before permitting such firm to have access to SpringWorks’ books and records, SpringWorks may require such firm and its personnel involved in such audit to sign a confidentiality agreement (save that such agreement will not prohibit transmission of information to GSK).

20.6	SpringWorks shall ensure that all transactions under the Agreement are properly and accurately recorded in all material respects on its books and records and each document upon which entries such books and records are based is complete and accurate in all material respects. SpringWorks must maintain a system of internal accounting controls reasonably designed to ensure that it maintains no off-the-books accounts.

20.7	SpringWorks agrees that in the event that GSK believes that there has been a possible violation of this Article 20, GSK may make full disclosure of such belief and related information at any time and for any reason to any competent government bodies and its agencies, and to whomsoever GSK determines in good faith has a legitimate need to know.

20.8	SpringWorks shall provide anti-bribery and anti-corruption training to all personnel, including any relevant subcontractors, at SpringWorks who act on behalf of GSK or interact with Government Officials during the course of any services provided to GSK in connection with this Agreement. SpringWorks shall provide GSK the opportunity to evaluate the training to determine whether it abides by GSK’s standards and shall conduct additional training, as requested by GSK. SpringWorks, upon request by GSK, shall certify in writing that the anti-bribery and anti-corruption training has taken place.

20.9	Each Party shall be entitled to terminate this Agreement immediately on written notice to the other Party if such other Party is in breach of this Article 20. The breaching Party shall have no claim against the non-breaching Party for compensation for any loss of whatever nature by virtue of the termination of this Agreement in accordance with this Section 20.9.

21.	INSURANCE.

21.1	Each Party warrants that it maintains a policy or program of insurance or self-insurance of at least $5,000,000 per claim and $5,000,000 in the aggregate. Upon request, a Party shall provide evidence of such insurance. The maintenance of any insurance shall not constitute any limit or restriction on damages available to a Party under this Agreement.

22.	INDEMNIFICATION.

22.1	Indemnification by GSK. GSK agrees to defend, indemnify and hold harmless SpringWorks, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any loss, damage, reasonable costs and expense (including reasonable legal expenses, including attorneys’ fees and expenses) incurred in connection with any claim, proceeding, or action by a Third Party (a “Liability”) arising out of this Agreement or the Sub-Study to the extent such Liability (a) is directly caused by (i) the negligence or wilful misconduct on the part of GSK (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); or (ii) a breach on the part of GSK of any of its representations and warranties or any other covenants or obligations of GSK under this Agreement; or (b) is determined to be attributable to the GSK Compound.

22.2	Indemnification by SpringWorks. SpringWorks agrees to defend, indemnify and hold harmless GSK, its Affiliates, and its and their employees, directors, subcontractors and agents from and against any Liability arising out of this Agreement or the Sub-Study to the extent such Liability (a) is directly caused by (i) the negligence or wilful misconduct on the part of SpringWorks (or any of its Affiliates, or its and their employees, directors, subcontractors or agents); or (ii) a breach on the part of SpringWorks of any of its representations and warranties or any other covenants or obligations of SpringWorks under this Agreement; or (b) is determined to be attributable to the SpringWorks Compound.

22.3	Procedure. The obligations of GSK and SpringWorks under this Article 22 are conditioned upon the delivery of written notice to the relevant indemnifying Party of any potential Liability within a reasonable time after the indemnified Party becomes aware of such potential Liability. The indemnifying Party will have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing and the indemnified Party shall provide reasonable assistance to the indemnifying Party, at the indemnifying Party’s expense, in the investigation of, preparation for and defense of any such suit or claim. The indemnified Party may participate in (but not control) the defense thereof at its sole cost and expense. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof. The Party controlling the defense shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the other Party, which shall not be unreasonably withheld. The controlling Party, but solely to the extent it is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the non-controlling Party from all liability with respect thereto or that imposes any liability or obligation on the non-controlling Party without the prior written consent of the non-controlling Party.

22.4	Notwithstanding the provisions of Section 22.3, in the event that the Parties cannot agree as to the application of Sections 22.1 or 22.2 regarding any particular Liability, the Parties may conduct separate defenses of any suit or claim related to such Liability. Each Party further reserves the right to claim indemnity from the other in accordance with Sections 22.1 or 22.2, as applicable, upon resolution of the underlying claim.

22.5	Sub-Study Subjects. GSK shall not offer compensation on behalf of SpringWorks to any Sub-Study subject or bind SpringWorks to any indemnification obligations in favor of any Sub-Study subject.

23.	LIMITATION OF LIABILITY

23.1	OTHER THAN WITH RESPECT TO THE OBLIGATIONS OF EITHER PARTY UNDER SECTIONS 4 (EXCLUSIVITY) AND 16.4(B) (INTELLECTUAL PROPERTY) AND ARTICLES 13 (CONFIDENTIALITY) AND 14 (DATA PROTECTION) AND/OR A PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER: (A) IN NO EVENT SHALL EITHER PARTY (OR ANY OF ITS AFFILIATES, SUBLICENSEES OR SUBCONTRACTORS) BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, PUNITIVE OR CONSEQUENTIAL OR SPECIAL DAMAGES (INCLUDING LOST PROFITS OR DAMAGES FOR LOST OPPORTUNITIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF OR RELATING TO (x) THE MANUFACTURE, USE OR SALE OF ANY COMPOUND SUPPLIED HEREUNDER OR (y) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT OR ANY REPRESENTATION OR WARRANTY CONTAINED IN OR MADE PURSUANT TO THIS AGREEMENT; AND [***]. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY EXCLUDES OR LIMITS ITS LIABILITY FOR FRAUD, DEATH OR PERSONAL INJURY CAUSED BY ITS NEGLIGENCE OR THAT OF ITS AFFILIATES, AND ITS AND THEIR EMPLOYEES, DIRECTORS, SUBCONTRACTORS AND AGENTS, WILFUL MISCONDUCT, INTENTIONAL DEFAULT OR ANY LOSSES TO THE EXTENT NOT CAPABLE OF BEING EXCLUDED OR LIMITED BY LAW.

24.	TERM AND TERMINATION.

24.1	The term of this Agreement shall commence on the Effective Date and shall continue in full force and effect until Sub-Study Completion, delivery of all Licensed Clinical Data and the Final Sub-Study Report, and the completion of any analyses contemplated by the Sub-Study Protocol or otherwise agreed by the Parties to be conducted under this Agreement, unless earlier terminated by either Party pursuant to this Article 24 (the “Term”).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

24.2	Either Party may immediately terminate this Agreement on notice if the other Party commits a material breach of this Agreement, and such material breach is either not capable of cure or is not cured within [***] days after receipt of written notice thereof from the non-breaching Party.

24.3	Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of such other Party’s assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within [***] days after the filing thereof, or if the other Party will propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

24.4	Termination due to Regulatory Action, Material Safety Issue or Clinical Hold.

(a)	Either Party may terminate this Agreement (in whole or in part on a country-by-country basis) immediately upon written notice to the other Party in the event that any Regulatory Authority takes any action, or raises any objection, that prevents the terminating Party from supplying its Compound for purposes of the Sub-Study. Additionally, either Party shall have the right to terminate this Agreement immediately (in whole or in part) upon written notice to the other Party in the event that it determines in its sole discretion to discontinue development, marketing or sale of its Compound for medical, scientific or legal reasons.

(b)	Either Party may terminate this Agreement (in whole or in part on a country-by-country basis) immediately (after meeting and discussing with the other Party in good faith) upon written notice to the other Party if the terminating Party determines in good faith, based on a review of the Licensed Clinical Data or the Clinical Data, as applicable, or other available information, that termination is necessary to protect the safety, health or welfare of subjects enrolled in the Sub-Study due to the existence of a Material Safety Issue. In the event of a termination due to a Material Safety Issue, prior to provision of notice by the terminating Party, the Parties shall, to the extent practicable, meet and discuss in good faith the safety concerns raised by the terminating Party, but should any dispute arise in such discussion, the dispute resolution processes set forth in Article 30 shall not apply and the terminating Party shall have the right to issue such notice and such termination shall take effect.

(c)	If a Clinical Hold with respect to either the GSK Compound or the SpringWorks Compound should arise at any time during the Term, the Parties will meet and discuss the basis for the Clinical Hold, how long the Clinical Hold is expected to last, and how the issue that caused the Clinical Hold might be addressed. If, after ninety (90) days of discussions following the Clinical Hold, either Party reasonably concludes that the issue adversely impacts the Sub-Study and is not solvable or that unacceptable and material additional costs/delays have been and/or will continue to be incurred in the conduct of the Sub-Study, then such Party may immediately terminate this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

25.	EFFECT OF EXPIRY OR TERMINATION.

25.1	The provisions of Sections 7.2 (Right of Reference) and 12.16 (VAT) and Articles 1 (Definitions), 3 (Costs of Sub-Study), 5 (Follow On Studies), 13 (Confidentiality), 14 (Data Protection), 15 (Clinical Data Ownership & Use), 16 (Intellectual Property), 17 (Publications), 18 (Use of Name), 19 (Representations and Warranties; Disclaimers), 22 (Indemnification), 23 (Limitation of Liability), 25 (Effect of Expiry or Termination), 26 (Force Majeure), 27 (Entire Agreement; Modification), 28 (Assignment), 29 (Severability), 30 (Governing Law and Dispute Resolution and Jurisdiction), 31 (Notices), 32 (No Waiver), 33 (Further Assurances), 34 (No Benefit to Third Parties) 35 (Relationship of the Parties) and 37 (Construction) shall survive the expiration or termination of this Agreement.

25.2	Termination or expiration of this Agreement shall be without prejudice to any claim or right of action of either Party against the other Party for any prior breach of this Agreement.

25.3	Upon termination or expiration of this Agreement:

(a)	GSK shall, at SpringWorks’ sole discretion, promptly either return or destroy all unused SpringWorks Compound pursuant to SpringWorks’ instructions, subject to GSK’s rights under Section 25.3(c). If SpringWorks requests that GSK destroy the unused SpringWorks Compound, GSK shall provide written certification of such destruction and written notification of the quantity of SpringWorks Compound thus destroyed;

(b)	the receiving Party shall, upon request by the other Party, immediately destroy or return all of the other Party’s Confidential Information relating solely to its Compound (but not to the Combination Therapy or the GSK Compound) in its possession; provided that the receiving Party shall be entitled to retain one (1) copy of such Confidential Information solely for record-keeping purposes and shall not be required to destroy any Confidential Information required, or reasonably necessary, to be retained for any clinical trial activities that continue after expiration or termination of this Agreement, or off-site computer files created during automatic system back-up which are subsequently securely stored by the receiving Party;

(c)	the Parties shall use reasonable efforts to wind down activities under this Agreement in a reasonable manner and avoid incurring any additional expenditures or non-cancellable obligations, provided that (i) in the event of termination under Section 24.4, the Parties shall work together in good faith to ensure that each Party is able to comply with any ongoing regulatory or other obligations (including regulatory reporting obligations, clinical site and investigator communications) under Applicable Law relating to its Compound or the Combination Therapy, as the case may be, and (ii) GSK may continue to dose subjects enrolled in the Sub-Study through completion of the Sub-Study Protocol if dosing is required by the applicable Regulatory Authority(ies), ethical approvals, the Platform Study Protocol, Applicable Law and/or GSK’s internal policies, in which case SpringWorks shall continue to supply SpringWorks Compound in accordance with Article 12 until such dosing is complete.

26.	FORCE MAJEURE.

26.1	If in the performance of this Agreement, one of the Parties is prevented, hindered or delayed by reason of any cause beyond such Party’s reasonable control (e.g., war, riots, fire, strike, governmental laws), such Party shall be excused from such performance to the extent that it is necessarily prevented, hindered or delayed (“Force Majeure”). The non-performing Party will use reasonable efforts to notify the other Party of such Force Majeure within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance will be of no greater scope and no longer duration than is necessary and the non-performing Party will use commercially reasonable efforts to remedy its inability to perform. If the period of any resulting delay or hindrance to such Party’s performance of its obligations, or non-performance thereof, continues for [***], the other Party may terminate this Agreement immediately upon written notice to the non-performing Party.

27.	ENTIRE AGREEMENT; MODIFICATION.

27.1	This Agreement, together with the Clinical Quality Agreement and the Pharmacovigilance Agreement, constitutes the sole, full, final, complete and exclusive agreement by and between the Parties with respect to the subject matter of this Agreement, and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement. No amendments, changes, additions, deletions or modifications to or of this Agreement shall be valid unless reduced to writing and duly executed by authorized representatives of the Parties hereto.

28.	ASSIGNMENT.

28.1	Neither Party shall assign or transfer its rights or obligations under this Agreement in part or in whole without the prior written consent of the other Party; provided, however, that (a) either Party may assign this Agreement, without the other Party’s consent, to (i) one or more of its Affiliates, (ii) a Third Party that merges with, consolidates with or acquires substantially all of the assets or voting control of the assigning Party or (iii) to a Third Party that acquires all the rights of the assigning Party to the GSK Compound, in the case of GSK, or the SpringWorks Compound, in the case of SpringWorks; and (b) any and all rights and obligations of either Party may be exercised or performed by its Affiliates, provided that such Affiliates agree to be bound by this Agreement. If this Agreement is assigned or transferred to an Affiliate, the assigning/transferring Party shall remain jointly and severally liable with the assignee/transferee Affiliate for the assigned rights and obligations. Any assignment or attempted assignment by any Party in violation of the terms of this Article 28 shall be null and void and of no legal effect.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

29.	SEVERABILITY.

29.1	If any provision of this Agreement is held to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision. The illegal, invalid or unenforceable provision (or such part of such provision) shall be severed from this Agreement, and the Parties shall negotiate in good faith to agree upon a reasonable provision that is legal, valid and enforceable to carry out as nearly as practicable the original intention of the entire Agreement.

30.	GOVERNING LAW, DISPUTE RESOLUTION AND JURISDICTION.

30.1	Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of New York, without giving effect to its choice of law principles.

30.2	Dispute Resolution and Jurisdiction.

(a)	Subject to the other terms of this Agreement, the Parties agree that any dispute arising out of or relating to this Agreement (each, a “Dispute”) shall be resolved solely by means of the procedures set forth in this Section 30.2 prior to a Party exercising any other remedy permitted by this Agreement (other than seeking injunctive relief), and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section 30.2, the other Party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

(b)	Negotiation. The Parties shall endeavor to resolve in good faith any Disputes arising from or relating to the subject matter of this Agreement, failing which either Party may submit such Dispute for resolution to appropriate senior management of SpringWorks and GSK. If such senior management representatives are unable to resolve such Dispute within [***] days after such conflict is submitted to them for resolution, either Party may refer the Dispute for mediation as set forth in Section 30.2(c).

(c)	Mediation. If the Parties are unable to resolve a Dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 30.2(b), then at the end of such [***] day period, the Parties agree that they shall submit such Dispute for confidential mediation under the CPR Mediation Procedure then in effect at the start of mediation (the “CPR”). Unless otherwise agreed, the Parties shall select a mediator from the CPR panel of mediators. If the Parties cannot agree, they will defer to the CPR to select a mediator. The cost of the mediator shall be borne equally by the Parties. Any Dispute not resolved within [***] days (or within such other time period as may be agreed to by the Parties in writing) after appointment of a mediator shall be finally resolved by arbitration pursuant to Section 30.2(b).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(d)	Arbitration. If the Parties are unable to resolve a Dispute arising out of or relating to this Agreement through the negotiation procedures set forth in Section 30.2(b) and the mediation procedures set forth in Section 30.2(c) within the timeframes set forth in such Sections, the Parties agree that they shall submit such Dispute for final settlement via binding arbitration. The arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties, but need not be under the auspices of the American Arbitration Association, and heard before a single arbitrator as selected in accordance with the Commercial Arbitration Rules. Such arbitration will be held in New York, New York and shall be conducted in English. Each Party shall be responsible for its own expenses in connection therewith; provided that, upon the rendering of the arbitration award, the non-prevailing party shall reimburse the prevailing Party for the arbitration fees. The Parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of enforcing this Agreement to arbitrate. The arbitration award shall be final and binding, and judgment over the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party and its assets.

(e)	Confidentiality. The arbitration proceeding shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by Applicable Law, no Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and any award shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law. Notwithstanding the foregoing, each Party shall have the right to disclose information regarding the arbitration proceeding to the same extent as it may disclose Confidential Information of the other Party under Article 13 above.

(f)	Patent Disputes. Notwithstanding the other provisions of this Section 30.2, any dispute, controversy or claim relating to the validity, scope, enforceability, inventorship, or ownership of intellectual property rights shall be submitted to a court of competent jurisdiction in the country in which such intellectual property rights were granted or arose.

30.3	Injunctive or Other Equitable Relief. Nothing contained in this Agreement shall deny either Party the right to seek injunctive or other equitable relief or interim or provisional relief from any court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary in order to prevent irreparable harm, loss or damage, protect the interests of such Party or to preserve the status quo pending the arbitration proceeding, and such an action may be filed or maintained notwithstanding any ongoing discussions between the Parties. For the avoidance of doubt, the other Party shall have the right to seek injunctive or other equitable relief precluding the other Party from continuing its activities related to the Sub-Study without waiting for the conclusion of the dispute resolution procedures set out in this Article 30 if (a) either Party (i) discloses Confidential Information of the other Party other than as permitted under this Agreement, (ii) uses the other Party’s Compound or Intellectual Property Rights in any manner other than as expressly permitted by this Agreement, or (iii) otherwise is in material breach of this Agreement and such material breach could cause immediate harm to the value of the GSK Compound (if SpringWorks is in material breach) or the SpringWorks Compound (if GSK is in material breach), or (b) if SpringWorks is in breach of Section 4.1.

31.	NOTICES.

31.1	All notices or other communications that are required or permitted hereunder shall be in writing and delivered by internationally-recognized overnight courier addressed as follows:

If to GSK, to:

GlaxoSmithKline
1250 South Collegeville Road, Mail Stop UP 4110
Collegeville, PA 19426
Attn: Head of Business Development, Oncology

With a copy to

GlaxoSmithKline
980 Great West Road
Brentford, Middlesex TW8 9GS
United Kingdom
Attn: VP and Head of Legal Business Development & Corporate

If to SpringWorks, to:

SpringWorks Therapeutics
100 Washington Blvd. 5th Floor
Stamford, CT 06902
Attention: Chief Business Officer

With copies to:

SpringWorks Therapeutics
100 Washington Blvd. 5th Floor
Stamford, CT 06902
Attention: General Counsel

Any such communication shall be deemed to have been received when delivered to the recipient, if sent before 5.00 pm on a Business Day in the recipient’s jurisdiction, or at 09.00 am on the next Business Day in the recipient’s jurisdiction, if sent after 5.00 pm or not on a Business Day. It is understood and agreed that this Article 31 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

32.	NO WAIVER.

32.1	It is agreed that no waiver by a Party of any breach or default of any of the covenants or agreements set forth herein shall be deemed a waiver as to any subsequent and/or similar breach or default.

33.	FURTHER ASSURANCE.

33.1	Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in order to perfect any license, assignment or other transfer or any properties or rights under, or pursuant, to this Agreement.

34.	NO BENEFIT TO THIRD PARTIES.

34.1	The representations, warranties and agreements set forth in this Agreement for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Parties.

35.	RELATIONSHIP OF THE PARTIES.

35.1	The relationship between the Parties is and shall be that of independent contractors, and does not and shall not constitute a partnership, joint venture, agency or fiduciary relationship. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or take any actions, for or on behalf of the other Party, except with the prior written consent of the other Party to do so. All persons employed by a Party will be the employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

36.	COUNTERPARTS AND DUE EXECUTION.

36.1	This Agreement and any amendment may be executed in two (2) or more counterparts (including by way of electronic transmission (e.g. PDF)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers and such signatures shall be deemed to bind each Party hereto as if they were original signatures. When executed by the Parties, this Agreement shall constitute an original instrument, notwithstanding any electronic transmission, storage and printing of copies of this Agreement from computers or printers. For clarity, signatures transmitted via PDF shall be treated as original signatures.

37.	CONSTRUCTION.

37.1	Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, the word “or” is used in the inclusive sense (and/or), and the words “will” and “shall” are synonymous to indicate an obligation. Whenever this Agreement refers to a particular statute or regulation, such reference shall include all rules and regulations promulgated thereunder and any successor statute, rules or regulations then in effect, in each case including the then-current amendments thereto. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way, define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall be deemed to be followed by the phrase “without limitation” or like expression. The term “will” as used herein means shall. References to “Article,” “Section” or “Appendix” are references to the numbered sections of this Agreement and the appendices attached to this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, references to this “Agreement” shall include the appendices attached to this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction will be applied against either Party hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the respective representatives of the Parties have executed this Agreement as of the Effective Date.

GLAXOSMITHKLINE LLC

/s/ John Cantello
Signature

John Cantello
Name

VP Business Development
Title

[SIGNATURE PAGE TO CTCSA]

SPRINGWORKS THERAPEUTICS, INC.

/s/ Saqib Islam
Signature

Saqib Islam
Name

Chief Executive Officer
Title

June 25, 2019
Date

[SIGNATURE PAGE TO CTCSA]

Appendix A

SUB-STUDY PROTOCOL SUMMARY

Appendix A

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix B

SUPPLY OF COMPOUND

Schedule of Deliveries for SpringWorks Compound

Delivery Date	Quantity of Bottles[1]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total	[***]

Delivery Date[2]	Quantity of Bottles
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

1 [***].

2 Delivery Dates for, and Quantities of, SpringWorks Compound are estimates only. Delivery Dates and Quantities may change based on Sub-Study requirements and as agreed by the Parties in accordance with this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix B

Schedule I

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Appendix C

Appendix C

PRESS RELEASE

SpringWorks Therapeutics Announces Global Clinical Collaboration with GlaxoSmithKline to Evaluate Nirogacestat in Combination with Belantamab Mafodotin in Patients with Relapsed or Refractory Multiple Myeloma

STAMFORD, Conn - June XX, 2019 - SpringWorks Therapeutics, Inc., a clinical-stage biopharmaceutical company focused on developing life-changing medicines for patients with severe rare diseases and cancer, today announced that the company has entered into a clinical trial collaboration agreement with GlaxoSmithKline to evaluate SpringWorks Therapeutics’ investigational gamma secretase inhibitor (GSI), nirogacestat, in combination with GlaxoSmithKline’s investigational anti-B-cell maturation antigen (BCMA) antibody-drug conjugate (ADC), belantamab mafodotin (formerly GSK2857916), in patients with relapsed or refractory multiple myeloma.

Gamma secretase is an enzyme that cleaves multiple transmembrane proteins, including BCMA. As evidenced in publications and preclinical experiments, treatment with a GSI, including nirogacestat, can increase BCMA cell surface expression levels on multiple myeloma cells1, potentially improving the activity of BCMA-targeted therapies, including BCMA ADCs.

“While significant advances have been made in treating multiple myeloma over the past decade, a significant unmet need remains for patients who have relapsed or are refractory to available treatments,” said Saqib Islam, Chief Executive Officer of SpringWorks Therapeutics. “We are delighted to enter into this agreement with GlaxoSmithKline, who also invested in our recent Series B financing, and we look forward to exploring the potential benefit of nirogacestat and belantamab mafodotin for multiple myeloma patients. With this collaboration, we are pleased to further expand on our strategy in building our targeted oncology portfolio with another industry leader.”

Under the terms of the agreement, GlaxoSmithKline will sponsor and conduct the adaptive Phase 1b study to evaluate the safety, tolerability and preliminary efficacy of the combination, and will assume all development costs associated with the study. GlaxoSmithKline and SpringWorks Therapeutics will also form a joint development committee to manage the clinical study.

About Nirogacestat

Nirogacestat is an investigational, oral, selective, small molecule gamma-secretase inhibitor in Phase 3 clinical development for desmoid tumors, which are rare and often debilitating and disfiguring soft-tissue tumors. Gamma secretase cleaves multiple transmembrane protein complexes, including Notch, which is believed to play a role in activating pathways that contribute to desmoid tumor growth. In June 2018, the FDA granted Orphan Drug designation for nirogacestat for the treatment of desmoid tumors, and in November 2018, the FDA granted Fast Track designation for nirogacestat for the treatment of adult patients with progressive, unresectable, recurrent or refractory desmoid tumors or deep fibromatosis.

Appendix C

In addition, gamma secretase has been shown to directly cleave membrane-bound BCMA, resulting in the release of the BCMA extracellular domain, or ECD, from the cell surface. By inhibiting gamma secretase, membrane-bound BCMA can be preserved, increasing target density while reducing levels of soluble BCMA ECD, which may serve as decoy receptors for BCMA- directed therapies.2 Nirogacestat’s ability to enhance the activity of BCMA-directed therapies has been observed in preclinical models of multiple myeloma.

About belantamab mafodotin (GSK2857916)

Belantamab mafodotin is an investigational anti-B-cell maturation antigen (BCMA) antibody-drug conjugate in Phase 2 clinical development for patients with relapsed/refractory multiple myeloma and other advanced hematologic malignancies expressing BCMA.

In 2017, belantamab mafodotin was awarded Breakthrough Therapy designation from the U.S. Food and Drug Administration and PRIME designation from the European Medicines Agency; these designations are intended to facilitate development of investigational medicines that have shown clinical promise for conditions where there is significant unmet need.

About SpringWorks Therapeutics

At SpringWorks Therapeutics, a clinical-stage biopharmaceutical company, we are driven to develop life-changing medicines for patients with severe rare diseases and cancer. Since our launch in 2017, we have worked to identify and advance promising science, beginning with our licensed clinical therapies from Pfizer Inc. We pioneer efficient pathways for drug development, leveraging shared-value partnerships with patient advocacy groups, innovators in industry and academia, and investors so that together, we can unlock the potential of science and bring new therapies to underserved patients. Nirogacestat, our gamma secretase inhibitor for the treatment of desmoid tumors is currently in a Phase 3 clinical trial, and SpringWorks Therapeutics expects to initiate a Phase 2b study of PD-0325901, our MEK 1/2 inhibitor for neurofibromatosis type 1 patients with plexiform neurofibromas, in the third quarter of 2019. PD-0325901 also holds promise as the backbone for combination therapies to treat metastatic solid tumors. At SpringWorks, we ignite the power of promising science to unleash new possibilities for patients. For more information, please visit www.springworkstx.com.

Follow SpringWorks Therapeutics on social media: @SpringWorksTx and LinkedIn.

References

1 Laurent S, Hoffmann F, Kuhn P, Cheng Q, Chu Y, Schmidt-Supprian M, Hauck S, Schuh E, Krumbholz M, Rubsamen H, Wanngren J, Khademi M, Olsson T, Alexander T, Hiepe F, Pfister H, Weber F, Jenne D, Wekerle H, Hohlfeld R, Lichtenthaler S, & Meinl E, Gamma-secretase directly sheds the survival receptor BCMA from plasma cells, Nature Communications (2015).

2 Chen H, Li M, Xu N, Ng N, Sanchez E, Soof CM, Patil S, Udd K, Bujarski S, Cao J, Hekmati T, Ghermezi M, Zhou M, Wang EY, Tanenbaum EJ, Zahab B, Schlossberg R, Yashar MA, Wang CS, Tang GY, Spektor TM, Berenson JR, Serum B- cell maturation antigen (BCMA) reduces binding of anti-BCMA antibody to multiple myeloma cells, Leukemia Research (2019), https://doi.org/10.1016/j.leukres.2019.04.008

Contact:
Kim Diamond
Vice President, Communications and Investor Relations
Phone: 646-661-1255
Email: kdiamond@springworkstx.com

Appendix C